Execution Copy

CERTAIN PORTIONS OF THIS EXHIBIT HAVE
BEEN OMITTED AS CONFIDENTIAL INFORMATION
PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K

Operations, Maintenance and Management Agreement
Between
Veolia North America Regeneration Services, LLC
And
Aqua Metals, Inc.

For

Lead Acid Battery Recycling Facility in Reno, Nevada

Execution Copy

Table of Contents

Definitions    Section 1
Engagement    Section 2
Contract Documents    Section 3
Term and Termination    Section 4
Services    Section 5
Performance Standard    Section 6
Access    Section 7
Change of Scope    Section 8
Compensation    Section 9
Compliance with Applicable Laws    Section 10
Insurance    Section 11
Indemnification    Section 12
Environmental Indemnification    Section 13
Patent Infringement    Section 14
Provisions Applicable to Indemnities    Section 15
No Title    Section 16
Confidentiality    Section 17
Uncontrollable Circumstances    Section 18
Limitation of Liability    Section 19
Intentionally Omitted    Section 20
Dispute Resolution    Section 21
Ownership of Data & Work Product    Section 22
Miscellaneous Provisions    Section 23

Execution Copy

OPERATIONS, MAINTENANCE AND MANAGEMENT AGREEMENT
THIS OPERATIONS, MAINTENANCE AND MANAGEMENT AGREEMENT is entered into on this 26th day of February 2019 (“Execution Date”) by and between Aqua Metals, Inc., a Delaware corporation, with offices at 2500 Peru Drive, McCarran, Nevada 89437 (“Aqua” or “Customer”), and Veolia North America Regeneration Services, LLC, a Delaware limited liability company, with offices at 4760 World Houston Parkway, Suite 100, Houston, Texas 77032 (“Veolia”) (each a “Party” and collectively the “Parties”).
W I T N E S S E T H:
WHEREAS, Veolia, with its focus on circular economy and battery recycling and its unique depth and breadth of technical and science resources, is capable of assisting Aqua in effectively operating the Aqua Refining technology that has been developed and implemented by Aqua at its Facility located in the Tahoe-Reno Industrial Complex (“TRIC”); and
WHEREAS, the Parties desire for Veolia to bring (1) a highly skilled technical team to augment the resources of the Aqua technical capability, (2) a professional operations team skilled in operations and management, execution of detailed operating plans and commercial plant process start-ups, and (3) a capital and project planning and execution capability that is integrated with a complex plant process start-up plan; and
WHEREAS, Veolia desires to undertake the performance of such Services pursuant to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:
Section 1.     Definitions
“Affiliate” shall have the meaning given to it in Rule 12b-2 under the Securities Exchange Act of 1934.
“Agreement” means this Operations, Maintenance and Management Agreement, and all of the schedules attached hereto.
“Annual Capital Budget” shall mean a calendar year capex budget for the Facility as approved by the OMM Steering Team, and as revised from time to time upon the approval of the OMM Steering Team, with the initial Annual Capital Budget for calendar year 2019 set forth in Schedule O.
“Annual Operations and Maintenance Budget” shall mean a calendar year operating and maintenance budget for the Facility as approved by the OMM Steering Team, and as revised from time to time upon the approval of the OMM Steering Team, with the initial Annual Operations and Maintenance Budget for calendar year 2019 set forth in Schedule P.

Execution Copy

“Applicable Law” means any applicable law, rule, code, regulation, Governmental Approval, consent decree, consent order, consent agreement, determination, judgment, or order issued by any Government Body.
“AquaRefining” (also “AR”) means a water-based, room temperature process developed and owned by Aqua that produces lead recovered from lead acid batteries, which process is applied after lead paste is produced through the lead acid battery breaking process but prior to the lead refining process, and related equipment, systems and algorithms.
“AR Lead” means lead produced from the AR Modules, refined and purified to meet a demonstrated design final product purity of 99.99% and with a typical impurity profile as set on in Specifications in Schedule D.
“AR Module” means a modular unit array, built and demonstrated at the Facility, each of which includes six electrolyzer units and each AR Module has an intended design capacity of producing 2,287 kilograms of pure, refined lead over a 24-hour period.
“Aqua Contract Box” means those Aqua employees listed in Schedule L, as it may be revised from time to time upon the mutual agreement of the Parties, that are employees of Aqua and will be under the direction of and reporting to the Veolia General Manager, and at Veolia’s option and discretion may become Veolia employees on or after the Re-Badge Date.
“Aqua Employees” means those Aqua employees listed in Schedules L and M that will be utilized and supervised by the Veolia General Manager to provide the Services.
“Aqua Management Box” means those Aqua employees listed in Schedule M, as it may be revised from time to time upon the mutual agreement of the Parties, that are employees of Aqua, including certain management, administrative, functional, engineering and technology personnel, and will be under the direction of and reporting to the Veolia General Manager, and upon the approval of the OMM Steering Team, may become Veolia employees on or after the Re-Badge Date.
 “Aqua Technology” means all Intellectual Property Rights and Know-How relating to AquaRefining, lead recycling or the operation of the Facility in which Aqua possesses any right, title or interest as of the date of this Agreement and/or during the Term of this Agreement which is not known to or owned by Veolia as of the Execution Date consistent with Section 22(a) and (b), or that Aqua otherwise provides or discloses to Veolia subject to the exceptions provided by Section 17(g).

“Board” means the board of directors of Aqua.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601–9675, and applicable regulations promulgated thereunder, each as amended from time to time.
“Change of Law” means any of the following acts, events or circumstances occurring on or after the Effective Date which imposes material additional limitations, costs, obligations, liability or burdens with respect to the operation, repair, maintenance or replacement of the Facility and/or the Parties’ other obligations under this Agreement:

Execution Copy

(i)    the adoption, order, judgment, amendment, promulgation, issuance, modification, repeal, or official change in any Applicable Law by any Government Body, or the administrative or judicial interpretation thereof; or
(ii)    the modification or imposition of any material conditions, restrictions or limitations in any Governmental Approval; or
(iii)    the denial of an application for, a delay in the review, issuance or renewal of, or the suspension, termination, or interruption of any Governmental Approval, or the imposition of a term, condition or requirement which is more stringent or burdensome than the terms, conditions or requirements in existence at the Effective Date in connection with the issuance, renewal or failure of issuance or renewal of any Governmental Approval.
“Confidential Information” has the meaning set forth in Section 17.
“Commercialization Plan” shall mean calendar year plan for the development and operation of the Facility as mutually agreed to by the Parties, and as revised from time to time in the same manner, with the initial Commercialization Plan for calendar year 2019 set forth in Schedule Q.
“Commercial Plant One (CP1)” shall mean the plant and equipment dedicated to the lead recycling operations at the Facility as described in Schedule A-1 and expanded or otherwise modified upon approval of the OMM Steering Team.
“Customer Indemnified Parties” has the meaning set for in Section 12 (a).
“Effective Date” shall mean the date that Veolia assumes responsibility for the Management of the Facility pursuant to Section 5.1(a).
“Environmental Conditions” means the presence or existence of any Regulated Substance on or at the Facility, including but not limited to, the presence in containers, on the surface, or in surface water, stormwater, groundwater, soils or subsurface strata, or the migration of such a Regulated Substance from the Facility.
“Environmental Laws” means any Applicable Law relating to: (i) the protection of public health, safety, natural resources or the environment; (ii) the manufacturing, handling, generation, storage, treatment, processing, transportation, release, discharge, emission or disposal of Regulated Substances; (iii) Environmental Conditions; or (iv) the protection of human health and safety.
“Facility” shall mean the real estate and buildings owned and leased by Aqua located at TRIC and all fixtures, equipment and operations appurtenant thereto, including those items listed in Schedule A of this Agreement.
“Governmental Approval” means any means any Permit, license, approval, authorization, consent, waiver, exemption, variance, ruling, entitlement, certification or other order, decision or authorization which is required under Applicable Law to be obtained or maintained by any person with respect to the design, engineering, construction, operation and maintenance of the Facility, or for the performance of any of the obligations under this Agreement.

Execution Copy

“Government Body” means any legislative, executive, judicial, or administrative department, board, authority, commission, court, agency or other instrumentality of the Federal, State or local government, or any official thereof having jurisdiction.
“Hazardous Substance” shall mean any materials, wastes, substances, objects or chemicals deemed to be hazardous under Applicable Law, including, but not limited to (i) each “hazardous substance” as defined under CERCLA, and (ii) the presence of any quantity or condition of a substance that violates any Applicable Law.
 “Improvement(s)” means any extensions, enhancements, derivative works (as defined in 17 U.S.C. § 101), improvements, or further developments to the Aqua Technology, whether conceived or developed solely by or on behalf of Veolia or Aqua, or jointly by Veolia and Aqua, in the performance of the relationship contemplated hereunder.

“Intellectual Property Rights” means all current and future worldwide rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not constituting Trademarks, registered by any authorized private registrar or Governmental Body, web addresses, web pages, websites and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including, without limitation, copyrights, copyrightable works, software, firmware, data, data files, databases and other specifications and documentation; (e) Trade Secret Information; and (f) all other industrial and other intellectual property rights, including, without limitation, rights in inventions, discoveries, utility models, industrial designs, models, drawings, and mask works, and all rights, interests and protections that are associated with, equivalent with, or similar to, or required for the exercise of, any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to any Applicable Laws.

“Know-How” means all Trade Secret Information, scientific, technical and commercial data and documents, drawings, designs, operating experience and techniques, testing results, regulatory submissions, methods of manufacture, specifications, processes, procedures, inventions and other information of a similar nature, in each case related to AquaRefining, lead recycling or the operation of the Facility, whether patentable or not, and whether publicly available or not.

“Losses” means any losses, claims, investigations, judgments, suits, demands, charges, expenses, costs (including without limitation costs of defense, settlement and reasonable attorneys’ fees), liabilities, obligations, fines and penalties.
“Management” means the full operating control of the Facility, including, subject to the governance of the OMM Steering Team and certain approvals by Aqua described herein. Management includes responsibility for (1) purchasing (but not payment for) all Raw Materials, hiring and replacement of all personnel under contract, scheduling plant production, design and build (but not payment for) of all new capital projects, procurement (but not payment for) all new plant equipment, and other responsibility as defined in Schedule B.
“Necessary Access” has the meaning set forth in Section 7.

Execution Copy

“OMM Steering Team” means the oversight managing committee with makeup, responsibility and decision-making authority as described in Section 5.5.
“Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations and renewals thereof), patent applications, inventions, and other patent rights and any other Governmental Body-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“Permits” has the meaning set forth in Section 10(a).
“Products” means all commercial products produced at the Facility for sale by Aqua pursuant to this Agreement, including refined lead metallics, plastics, saleable lead residue, saleable lead paste, and other Products listed in Schedule D.
“Protected Information” has the meaning set forth in Section 22(h).
“Prudent Industry Practices” means those operation, supervisory and maintenance methods, techniques, standards and practices which, at the time they are employed and in light of the circumstances known or believed to exist at the time, are generally accepted as reasonably professional, competent and prudent in the chemical processing and water and wastewater treatment industry as practiced in the United States.
“Raw Materials” includes Methane-sulfonic acid, Natural Gas, Electricity, Soda ash, Sodium Hydroxide, Hydrogen peroxide, Phosphoric acid, Used Lead Acid Batteries (also called “cores”).
“Re-badge Date” means the date that employees in the Contract Box and Management Box may become Veolia employees, as further described in Section 5. Unless mutually agreed, the Re-Badge date will not occur during the Initial Term.
“Regulated Substance” means any pollutant, contaminant, Hazardous Substance, hazardous material, toxic substance, toxic pollutant, waste of any type or classification, petroleum or petroleum-derived substance, asbestos, polychlorinated biphenyls or other persistent organic pollutants, or any other substance or material that is subject to regulation under, or may form the basis for any requirement for investigation or remediation under, any applicable Environmental Laws.
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, or migration of any Regulated Substance into the environment (including ambient air, surface or ground water, and surface or subsurface strata), including the movement of any Regulated Substance in or through the air, soil, surface or ground water, or property.
“Residuals Handling” means the collecting of residuals resulting from Services and loading of residuals at Facility into Veolia-designated transportation services’ equipment for disposal, which transportation and disposal services will be recommended to Aqua by Veolia and contracted by Aqua, subject to the governance of the OMM Steering Team, and transportation service and disposal service providers. As between the Parties, title of all residuals shall remain with the Customer at

Execution Copy

all times, and Veolia shall not take title to any residuals, wastes or materials associated with the Facility whatsoever.
“S&OP” means Sales and Operations Plan as defined further under Section 5.5.
“SEC Documents” means the Customer’s reports, schedules, forms, statements and other documents required to be filed by it under the Securities Exchange Act of 1934 or the Securities Act of 1933 and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein.
“Services” means the operational, maintenance, supervisory and management services to be provided by Veolia and the Veolia General Manager under this Agreement.
“Service Fee” has the meaning set forth in Section 9(a).
“Term” has the meaning set forth in Section 4.1.
“Trademarks” means all rights in and to U.S. and foreign trademarks, service marks, trade dress, trade names, brand names, logos, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection.

“Trade Secret” shall have the meaning set forth in the statutory Law of the State of Delaware (currently 20 Del. C. § 2001(4)).

“Trade Secret Information” means information constituting a Trade Secret or subject to protection as a Trade Secret.

“Uncontrollable Circumstances” has the meaning set forth in Section 18.
“Veolia Employees” means the Veolia employees listed in Schedule K that Veolia will utilize to provide the Services under this Agreement, and will consist of six (6) full-time equivalent persons (“FTEs”).
“Veolia General Manager” shall mean an employee of Veolia designated by Veolia to serve as the Veolia General Manager hereunder with the duties, authority and responsibilities set forth in Schedule N and elsewhere throughout this Agreement.
“Veolia Group” means Veolia’s parent entities and Affiliates, their directors, members, managers, officers, employees, insurers, agents, and subcontractors.
“Waste Disposal” has the meaning set forth in Section 5.2(g).
Section 2.    Engagement.

Execution Copy

The Customer hereby agrees to engage Veolia, and Veolia hereby agrees to be engaged, to perform the Services in accordance with the terms and subject to the conditions set forth in this Agreement. In performing its duties and obligations hereunder, Veolia acknowledges and agrees that in connection with its provision of the Services hereunder Veolia and the Veolia General Manager shall at all times act in the capacity of an independent contractor providing services on a “work-for-hire” basis, and shall not in any respect be deemed (or act as) an agent, partner, joint venturer or the like of the Customer for any purpose or reason whatsoever.
Section 3.    Contract Documents.
The Agreement shall consist of the following Schedules, which are attached hereto and incorporated herein:
Schedule A – Facility Description
Schedule A-1 – CP1 Description
Schedule B – Operations Scope of Work
Schedule C – Customer Representations and Responsibilities
Schedule D – Product Specifications
Schedule E – Service Compensation - Initial Term
Schedule F – Commercial Plant 1 (CP1) Timeline and Plans
Schedule G - Contractor Safety Requirements
Schedule H – Permits
Schedule I – Storage and Handling Agreement
Schedule J – Raw Material Specifications / Usage
Schedule K – Veolia Employees
Schedule L – Aqua Employees - Contract Box
Schedule M – Aqua Employees - Management Box
Schedule N – Coordination by Veolia and Aqua in Managing Aqua Employees
Schedule O – Initial Annual Capital Budget
Schedule P – Initial Annual Operations and Maintenance Budget
Schedule Q – Initial Commercialization Plan
Schedule R – Approval Limits of Costs, Capital, Purchasing and Contracts

as any such documents may be amended, modified or supplemented from time to time pursuant to a writing executed by authorized representatives of each Party. The Parties acknowledge that Schedules A-1, F, O, P and Q are subject to further discussion and completion. The Parties agree to use their best commercial efforts to complete Schedules A-1, F, O, P, and Q by March 8, 2019.
Section 4.     Term and Termination.
4.1
(a)    Initial Term. This Agreement shall have an initial term of two (2) years, beginning on the Effective Date and ending on the second anniversary thereof (“Initial Term”). Following the end of the Initial Term, this Agreement shall be extended automatically by the Parties for additional one (1) year periods unless either Party delivers written notice of termination to the other

Execution Copy

Party not later than one hundred eighty (180) days prior to the end of the then current term (the Initial Term and each such renewal to be known as the “Term”).
(b)    Ten-Year Term Agreement
The Parties acknowledge their intention to negotiate and enter into a longer-term agreement (“Ten-Year Term Agreement”) concerning Veolia’s continued management and operation of the Facility. The Parties agree to use their good faith, commercial best-efforts to discuss and negotiate the Ten-Year Term Agreement that is generally consistent with the terms and conditions of this Agreement. On or before April 1, 2020, the Parties will meet under the purview of the OMM Steering Team to commence negotiations for the Ten-Year Term Agreement. The Parties agree to use their good faith, commercial best efforts to conclude such negotiations for the Ten-Year Term Agreement by September 30, 2020. The Parties presently contemplate that the Ten-Year Term Agreement will provide that:

i)	The Re-Badge date will occur on the first day of the Ten-Year Term Agreement, and compensation to Veolia will account for the additional costs of long term employee benefits;

ii)	The OMM Veolia Employees will be incorporated into the managing structure of the plant as necessary to ensure the plant’s success;

iii)	The position of the Veolia General Manager may be sunset and a senior Plant Manager will be appointed by Veolia, and approved by Aqua to run the plant;

iv)	***; and

v)
Compensation to Veolia will include a management fee commensurate with the level of performance by Veolia and Veolia’s skill and ability that Veolia brings to ensure on-going superior and excellent performance that will be affordable to Aqua in meeting its profitability objectives related to CP1 financials, ***.

***Text has been omitted as confidential information pursuant to pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Execution Copy

(c)    Design, Build and Licensing of Future Facilities and Related AR Modules and Technology. The Parties acknowledge their intention to negotiate and enter into a longer-term agreement (“Long-Term Licensing and Future OMM Agreement”) concerning Veolia’s participation in the commercial licensing and the Management of future AquaRefining facilities to be developed by Aqua and its licensees. The Parties agree to use their good faith, commercial best-efforts to discuss and negotiate the Long-Term Licensing and Future OMM Agreement that is generally consistent with the terms and conditions of this Agreement, including the terms of Section 5.3, The Parties agree to use their good faith, commercial best-efforts to commence their discussion and negotiation of the Long-Term Licensing and Future OMM Agreement no later than December 31, 2019 and to enter into the Long-Term Licensing and Future OMM Agreement no later than June 30, 2020.
4.2    Termination. This Agreement may be terminated by either Party as follows:
(a)    Veolia may elect to terminate the Agreement for any reason upon ten (10) days prior written notice to the other Party during the first six months following the Execution Date;
(b)    Either Party may elect to terminate the Agreement upon ten (10) day’s prior written notice to the other Party if Veolia has not delivered its written notice of assumption of duties pursuant to Section 5.1(a) by March 8, 2019;
(c)    Either Party may elect to terminate the Agreement upon ten (10) day’s prior written notice to the other Party upon the filing of a petition of bankruptcy by the non-terminating Party, or the adjudication of the non-terminating Party as bankrupt;
(d)    Either Party may terminate this Agreement for a material breach of the Agreement by the other Party, including, without limitation, Veolia meeting Schedule B requirements and/or Customer meeting Schedule C and E requirements, provided that thirty (30) days’ prior written notice of breach is provided to the breaching Party and the breaching Party fails to cure such breach within thirty (30) of receipt of the notice of breach (or such longer period, not to exceed sixty (60) days, if necessary provided the cure is started during the 30 day period).
(e)    Veolia may elect to terminate the Agreement upon ten (10) days prior written notice in the event that Aqua fails to secure sufficient financing by September 30, 2019 to implement the expansion of the CP1 to a total of 32 AR Modules; and/or
(f)    Veolia may elect to terminate the Agreement in the event that Aqua fails to provide the funding and support necessary for the Facility to achieve reasonably acceptable process safety performance and Aqua fails to cure such failure within 30 days after receipt of written notice from Veolia (or such longer period, not to exceed sixty (60) days, if necessary provided the cure is started during the 30 day period).
4.3    Consequences of Termination. Upon the termination or expiration of this Agreement, Veolia shall (i) reasonably assist in the prompt transition of the Facility’s operations to Customer; (ii) complete performance of such portions of the Services that are not terminated, as requested by Aqua; and (iii) be paid for its Services through the effective date of termination.

Execution Copy

Upon the termination or expiration of this Agreement, (i) each Party shall promptly comply with the provisions of Section 17(g) (regarding the return of all Confidential Information) and shall otherwise promptly return all data, work product and other materials belonging to the other Party; and (ii) Sections 6(f), 12-17, 19 and 22 shall survive any expiration or termination of this Agreement. Termination or expiration of this Agreement shall not affect any rights or liabilities accrued prior to such expiration or termination.
Notwithstanding the grounds for the termination or expiration of this Agreement, either Party may avail itself of any and all rights or remedies to which it is entitled hereunder, and at law and/or in equity; provided, however, that the exercise of all rights and remedies shall be subject to the overall limitations on liability in Section 19. The remedies granted to Veolia and Customer shall be cumulative, and action or inaction on one shall not be deemed to constitute an election or waiver of any other right or remedy to which a party may be entitled as to that or any other event of default.
Section 5.    Services.
5.1    Mobilization and Staffing.
(a)    On the Effective Date, Veolia will assume Management responsibility for the Facility utilizing Veolia Employees and Aqua Employees to provide the Services as described below. Veolia shall confirm its assumption of Management responsibility by delivering to Aqua no later than March 8, 2019 its written notice of assumption of Management pursuant to this Section 5.1(a).
(b)    Within 90 days after the Effective Date, Veolia shall identify for Aqua any deficiencies, repairs and replacement items necessary to bring the Facility into compliance with Applicable Laws that were not disclosed to or discovered by Veolia prior to the Effective Date. Veolia shall identify the relative priority of such deficiencies, repairs and replacements, and the Parties shall enter into good faith discussions concerning the remediation of such deficiencies, repairs and replacements, including an equitable adjustment to the Commercial Plan, Annual Operations and Maintenance Budget and Annual Capital Budget by the OMM Steering Team. Until such time as the deficiencies, repairs and replacement items identified above are remedied or performed, Veolia shall have no liability for (i) damages, claims, liabilities, expenses or losses that arise out of the condition of the Facilities to the extent resulting from the item(s) that require the repairs and replacements, or (ii) its inability to meet its obligations under this Agreement to the extent resulting from the item(s) that require the repairs and replacements.
(c)    During the Initial Term, Veolia will provide at its cost the Veolia Employees named in Schedule J (Veolia Employees) to perform the Services. Veolia Employees will include a Veolia General Manager whose duties with regard to Aqua Employees are described in Schedule N and elsewhere in this Agreement.
(d)    As the employer of the Veolia Employees, Veolia will: (i) maintain all necessary personnel and payroll records for its employees; (ii) calculate their wages and withhold taxes and other government mandated charges if any; (iii) remit such taxes and charges to the appropriate government entity; (iv) pay net wages and fringe benefits, if any, directly to its employees; (v) provide workers’ compensation insurance coverage in amounts as required by law;

Execution Copy

(vi) continue to be responsible for Veolia Employees acting in the course and scope of their employment and in compliance with the policies and procedures of Veolia, including without limitation, compliance with employee handbooks, codes of business conduct, Applicable Laws, health and safety policies, environmental policies, and ethical guidelines; (vii) provide, implement and enforce health and safety plans covering the Veolia Employees, (viii) continue to perform employee reviews, salary adjustments, and disciplinary action if warranted up to and including termination; and (ix) maintain the level of staff provided for herein (Schedule K). Veolia shall be responsible for providing its employees with any required personal protective clothing and equipment. In rendering the Services hereunder, it is understood and agreed that Veolia Employees shall not be entitled to participate in any of Aqua’s wage or employee benefit plans, including pension, 401K, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay, and any other similar plans, programs and agreements, whether reduced to writing or not. The Veolia General Manager and the Veolia Employees, while employed at the Facility hereunder, shall also comply with those Aqua policies and procedures applicable to Aqua’s employees and designated by Aqua from time to time that do not conflict with the business objectives of this Agreement, including, without limitation, Aqua’s insider trading policy, employee handbooks, codes of business conduct and Aqua’s policies regarding confidentiality and assignment of inventions, disclosure controls and procedures. Veolia will require the Veolia General Manager and the Veolia Employees to acknowledge in writing the application of the terms of this Section 5.1(d).
(e)    Aqua and Veolia have agreed to a delegation of authority to the Veolia General Manager to provide oversight and supervision of the Aqua Employees listed in Schedules L and M in accordance with the terms of this Agreement. Aqua shall be responsible to provide at its sole cost the Aqua Employees listed in Schedules L and M that are assigned to the supervision of the Veolia General Manager under this Agreement to allow Veolia to provide the Services under the Agreement. The Aqua Employees in the Contract Box (Schedule L) and Management Box (Schedule M) will report directly to the Veolia General Manager, and the Veolia General Manager shall direct the activities of the Aqua Employees in his or her reasonable discretion in accordance with the Coordination Guidelines described in Schedule N. Veolia shall be entitled to relief from any performance obligations, schedule relief and cost relief to the extent that Veolia’s inability to meet such obligations results from Aqua’s failure to provide the staffing required by Schedules L and M. Veolia shall not be responsible for any Losses arising from the supervision of or direction given to the Aqua Employees by Veolia or the Veolia General Manager except to the extent such Losses are directly caused by the material breach of this Agreement by Veolia or the negligence or willful misconduct of Veolia or the Veolia General Manager in connection with their supervision of or direction to the Aqua Employees.
(f)    Veolia, at its option, will shadow and may interview some or all of the Aqua Employees, to confirm proficiency for a period in the 14-21 day window prior to the Effective Date. In the event that Veolia determines that a particular Aqua Employee is deficient or substandard as determined by Veolia in its reasonable discretion, then Aqua will provide at its expense a replacement Aqua Employee that is mutually acceptable to the Parties to perform the same role under this Agreement and Schedules L and/or M, as applicable, will be amended accordingly.
(g)    As the employer of the Aqua Employees, Aqua will: (i) maintain all necessary personnel and payroll records for its employees; (ii) calculate their wages and withhold taxes and

Execution Copy

other government mandated charges if any; (iii) remit such taxes and charges to the appropriate government entity; (iv) pay net wages and fringe benefits, if any, directly to its employees; (v) provide workers’ compensation insurance coverage in amounts as required by law; (vi) except to the extent subject to the supervision and direction of the Veolia General Manager hereunder, continue to be responsible for Aqua Employees acting in the course and scope of their employment and in compliance with the policies and procedures of Aqua, including without limitation, compliance with employee handbooks, codes of business conduct, applicable laws, health and safety policies, environmental policies, and ethical guidelines; (vii) continue to perform employee reviews, salary adjustments, and disciplinary action if warranted up to and including termination; and (viii) maintain the level of staff provided for herein (Schedules L and M). Aqua shall be responsible for providing its employees with any required personal protective clothing and equipment. In rendering the Services hereunder, it is understood and agreed that Aqua Employees shall not be entitled to participate in any of Veolia’s wage or employee benefit plans, including pension, 401K, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay, and any other similar plans, programs and agreements, whether reduced to writing or not. Aqua will require the Aqua Employees to acknowledge in writing the application of the terms of this Section 5.1(g).
(h)    Veolia shall provide the Aqua Employees and Veolia Employees with: (i) a suitable workplace which complies with all applicable safety and health standards, statutes, and ordinances; (ii) all necessary information, training and safety equipment with respect to Regulated Substances; and (iii) adequate instructions, assistance, and supervision. Aqua shall provide the necessary funding and support to allow Veolia to provide the forgoing. Veolia shall perform its supervision and oversight consistent with the policies of Aqua, and Aqua will take whatever steps are reasonably required at its expense to remedy any health, safety and environmental violations of Applicable Laws or adverse conditions at the Facility identified by Veolia at the Facility that materially impact the health and safety of the Veolia Employees and Aqua Employees.
(i)    Notwithstanding any other terms of this Agreement to the contrary, Veolia shall have the right to effect removal of Aqua Employees or Veolia Employees from the Facility for the reasons set forth below. Additionally, either Party may request that, subject to the approval of the OMM Steering Team, any of the other Party’s employees be removed from his or her assignment at the Facility due to any of the reasons listed below:
(i)    Gross neglect of duty;
(ii)    Disorderly conduct, use of abusive or offensive language, quarreling, intimidation by words or actions or fighting;
(iii)    Theft, vandalism, immoral conduct or any other criminal action;
(iv)    Selling, consuming, possessing, or being under the influence of intoxicants, including alcohol, unauthorized prescription medication, or illegal substances while on assignment;
(v)     Immediate concern that an employee cannot do their job safely;

Execution Copy

(vi)    Failure to act in accordance with any applicable policies of Aqua or Veolia; or
(vii)    Other reasons that adversely affect the performance of the Services.
In the event the Aqua Employees are so removed, Aqua shall immediately remove and replace the Aqua Employee(s), and Aqua will separately handle its employment relationship with the affected Aqua Employee(s). In the interim, Veolia shall be entitled to relief from its performance obligations to the extent impacted by the removed Aqua Employee(s) and/or the vacant position until replacement Aqua Employee(s) are provided.
(j)    Nevada Statutory Employee Coverage.
(i)    Veolia Employees. Aqua and Veolia agree that the work to be performed by Veolia under this Agreement is part of Aqua’s trade, business and occupation and is an integral part of and essential to Aqua’s ability to generate goods, products and services, and that Aqua is a statutory employer of the Veolia General Manager and any other Veolia Employees located at the Facility within the meaning of Section 616A.230 of the Nevada Revised Statues and any successor provisions and within the meaning of any other provisions of Nevada law. Irrespective of Aqua’s status as a statutory employer of the Veolia General Manager and all other Veolia Employees located at the Facility, Veolia shall remain responsible for the payment of Nevada workers’ compensation benefits and all other employee benefits and wages to Veolia Employees and shall not be entitled to seek contribution and indemnification for any such payments or benefits from Aqua.
(ii)    Aqua Employees. Aqua and Veolia agree that Aqua’s provision of Aqua Employees under this Agreement is part of Veolia’s trade, business and occupation and is an integral part of and essential to Veolia’s ability to generate goods, products and services, and that Veolia is a statutory employer of Aqua’s employees assigned to operate the Facility within the meaning of Section 616A.230 of the Nevada Revised Statues and any successor provisions and within the meaning of any other provisions of Nevada law. Irrespective of Veolia’s status as a statutory employer of the Aqua Employees located at the Facility, Aqua shall remain responsible for the payment of Nevada workers’ compensation benefits and all other employee benefits and wages to the Aqua Employees and shall not be entitled to seek contribution and indemnification for any such payments or benefits from Veolia.
(k)    Indemnity for Employee Claims
(i)    Veolia specifically agrees to protect, defend, indemnify and hold the Aqua safe and harmless from claims of personal injury, disease or damage, including wrongful death, suffered by Veolia Employees arising from any cause, except to the extent caused by the sole negligence or willful misconduct of Aqua.
(ii)    Aqua specifically agrees to protect, defend, indemnify and hold Veolia safe and harmless from claims of personal injury, disease or damage, including wrongful death, suffered by Aqua Employees arising from any cause, except to the extent caused by the sole negligence or willful misconduct of Veolia.

Execution Copy

(l)If after one year of the Effective Date Customer redirects a Franchise employee, Aqua will provide a competent replacement employee, to be mutually agreed by the Parties. Such replacement employee will be present at the Facility to allow at least a two (2) month overlap with the incumbent Aqua employee.
5.2    OMM Services.
(a)    Veolia shall provide Services for the on-going mobilization of staff, development of operations programs, start-up of new equipment, and ongoing operation and maintenance of the Facility in accordance with this Agreement, including the Annual Capital Budget, Annual Operations and Maintenance Budget and Commercialization Plan. Services, as further specified in Schedule B, shall include, but be limited to, (i) adjustments to Facility operating parameters to achieve production of Products as agreed by the OMM Steering Team and as defined in Schedule D, given the design and actual capacity and capabilities of the Facility; (ii) testing, monitoring, and recording on readings sheets and operator logs; (iii) achieving and maintaining CP1 process feed and flow rates and developing improved process control; (iv) troubleshooting and correction of process performance deviations; (v) routine maintenance services up to the Annual Capital Budget and Annual Operations and Maintenance Budget; (vi) Products packaging and load out; and (vii) routine and emergency communication with Customer designated staff.
(b)    The Parties will develop and mutually approve an Annual Capital Budget, Annual Operations and Maintenance Budget and Commercialization Plan, which shall be subject to the approval of the OMM Steering Team. The Annual Capital Budget, Annual Operations and Maintenance Budget and Commercialization Plan for calendar year 2019 are attached hereto as Schedules O, P and Q, respectively, and the OMM Steering Team shall use its good faith best efforts to approve the Annual Capital Budget, Annual Operations and Maintenance Budget and Commercialization Plan for future calendar years no later than December 15 of the prior year. The Veolia General Manager will be responsible for the implementation of the approved Annual Capital Budget, Annual Operations and Maintenance Budget and Commercialization Plan. The Annual Capital Budget will be sufficient to address up-time and reliability improvements to achieve the Commercialization Plan and address all reasonable safety upgrades identified by Veolia. The OMM Steering Team shall conduct quarterly reviews and assessments of the Annual Capital Budget, Annual Operations and Maintenance Budget and Commercialization Plan and conduct such changes as the OMM Steering Team may approve.
(c)    The Services shall be performed by personnel of Veolia who are qualified, competent and experienced in the tasks to which they are assigned, and shall include a dedicated staff, off-site technical support and necessary materials.
(d)    As provided in Schedule R, the Veolia General Manager shall be responsible for the execution of the Commercialization Plan and the costs incurred, procurement of Raw Materials and equipment and execution of capital projects, subject to the terms of this Agreement. All procurements and other expenses to be incurred, and all contracts, agreements, orders or the like, to be directed by the Veolia General Manager subject to Schedule R and where necessary subject to the written authorization (which can be provided by electronic mail) of an appropriate Aqua officer or employee as designated by Aqua from time to time. Any such procurements,

Execution Copy

contracts, agreements, orders or the like in the name of Aqua shall be at the direction of the Veolia General Manager but signed or issued by an appropriate Aqua officer or employee and administered in accordance with Aqua’s standard procurement and contracting process. Nether the Veolia General Manager nor any other Veolia Employee shall be authorized to execute any contract, agreement, order or the like in the name of Aqua or that otherwise binds Aqua. At the close of each month, production, costs and capital will be reviewed by the Veolia General Manager in the monthly OMM Steering Team meeting.
(e)    Aqua shall be responsible for the negotiation and sale, including the transportation for sale, of all Products under the oversight of the OMM Steering Team.
(f)    The Veolia General Manager shall be responsible for initiating, maintaining and supervising safety precautions and programs in connection with the performance of this Agreement, including appropriate precautions and programs for areas in and around the Facility. Attached hereto as Schedule G is a site-specific health and safety plan agreed to by the parties. The Veolia General Manager shall give appropriate notices on the safety of persons or property (or their protection from damage, injury or loss), including such applicable notices required under the Federal Occupational Safety and Health Act. The Parties shall remove from employment at the Facility their respective personnel who are unfit or incompetent or otherwise not skilled in the tasks assigned to them.
***
(h)    Subject to the restrictions in Section 5.2(d), the Veolia General Manager shall be responsible for recommending and managing all decisions concerning the selection and designation of transportation services and disposal sites and disposal services for Customer’s residuals, secondary materials, byproducts or other wastes produced by, stored at, and/or removed from the Facility, which will be subject to the approval of and contracted for by Aqua. The Veolia General Manager shall be responsible for preparing all manifests or other documentation required for the proper handling and/or disposal of such residuals, secondary materials, byproducts or other wastes produced by, stored at, and/or removed from the Facility in accordance with Applicable Laws, however all such manifests and other documentation shall be signed by Customer and solely under the Customer’s registration identification number(s), if such identification number(s) are required (collectively “Waste Disposal”).

***Text has been omitted as confidential information pursuant to pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Execution Copy

(i)    Veolia shall provide reports and updates to the Customer as the Customer may reasonably request from time to time, including documentation of all data and work product relating to Veolia’s management and operation of the Facility and all processes, Improvements and Know How developed or implemented by Veolia with respect to the Facility or the Aqua Technology. Given the importance of the Veolia General Manager to Aqua, including its public disclosure obligations, the Veolia General Manager shall report to and communicate with Aqua management and the Board with the same transparency and duty as would an executive officer of Aqua.
(j)    In addition to the other responsibilities of Customer set forth in this Agreement, Customer shall have the responsibilities and perform the obligations set forth in Schedule C.
5.3    Right of First Refusal; Agreement to Collaborate.
(a)    The Parties agree to use their good faith, commercial best-efforts to discuss and negotiate the Long-Term Licensing and Future OMM Agreement that is generally consistent with the terms and conditions of this Agreement and that shall also provide for Veolia’s exclusive right of first refusal (“ROFR”) as provided in subsection (b) and (c) below to (i) serve as an operations and management service provider to Aqua and its licensees with respect to future AquaRefining facilities and ***. The Parties agree to use their good faith, commercial best-efforts to commence their discussion and negotiation of the Long-Term Licensing and Future OMM Agreement no later than December 1, 2019 and to enter into the Long-Term Licensing and Future OMM Agreement no later than June 30, 2020.
(b)    Aqua agrees that Veolia shall have the exclusive right of first refusal to (A) serve as an operations and management service provider to Aqua, under terms generally consistent with the terms and conditions of this Agreement, with respect to future AquaRefining facilities to be developed directly by Aqua and ***. If Aqua determines that it has a good faith interest in pursuing the direct development of an additional AquaRefining facility, it shall advise Veolia of its plans (“ROFR Notice”). Within twenty-one (21) days of receiving the ROFR Notice, Veolia shall provide Aqua with written notice stating its expression of interest (“Expression of Interest”) in providing Management and Services to the additional facility. If Veolia provides such Expression of Interest within the required timeframe, then Aqua shall provide or make available to Veolia, upon Veolia first entering into an appropriate nondisclosure and confidentiality agreement, such information in the possession or control of Aqua as Veolia may reasonably request concerning the additional facility (“Due Diligence Materials”). For a period of sixty (60) days following the date that Aqua provides or makes available to Veolia the Due Diligence Materials, Veolia and Aqua shall use their good faith best efforts to enter into a comprehensive binding agreement in principle for Veolia’s provision of Management and Services to the additional facility. In the event Veolia fails to provide its Expression of Interest or the Parties fail to enter into the letter of intent on a timely basis, Aqua shall be allowed to pursue the development of the additional facility without the involvement of Veolia.

***Text has been omitted as confidential information pursuant to pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Execution Copy

(c)    In addition, Aqua will include Veolia in the marketing of any potential licensing of the Aqua Technology to third parties for such party’s development of an AquaRefining facility with the goal of assisting Veolia in obtaining an engagement by the licensee to serve as operations and management service provider for such facility, ***. Veolia acknowledges and agrees that its participation in the management of any such licensed facility, ***, is subject to the agreement of the licensee and that Aqua shall not be obligated to abandon a proposed commercially reasonable licensing opportunity or modify the proposed terms of a commercially reasonable licensing arrangement in order to accommodate Veolia’s interest in serving as operations and management service provider for such facility. ***
(d)    The Parties agree that the rights of first refusal set forth in Sections 5.3(b) and 5.3(c) shall continue and remain effective until the earlier of (1) such time as the Parties enter into the Long-Term Licensing and Future OMM Agreement that addresses the ROFR provisions, (2) such time as Aqua terminates this Agreement in accordance with Section 4.2(b), (c) or (d), or (3) the tenth anniversary of the date of this Agreement.
5.4    OMM Steering Team. The Parties will designate two executives from each of their respective companies that will provide oversight to the Veolia General Manager and the on-going Management of the Facility under this Agreement. The OMM Steering Team shall resolve issues that arise on a timely basis. The OMM Steering Team shall operate under the following rules:
(i)    The OMM Steering Team will hold regular meetings no less than once a month, at which the OMM Steering Team and the Veolia General Manager will review costs, capital expenditures, production and performance of objectives versus the Commercialization Plan, including a rolling forecast of production versus sales commitments called a Sales and Operations Plan (S&OP);
(ii)    A special meeting of the OMM Steering Team can be called by any member of the OMM Steering Team on 24 hours’ notice delivered by email to each member at the members’ regular work email address, provided that such notice states the purpose or purposes for which the meeting is called and provides for a call-in number by which members can participate by phone;
(iii)    Unless agreed to or waived by all members of the OMM Steering Team, the only business that can be conducted at a special meeting of the OMM Steering Team is the business set forth in the notice of special meeting;
(iv)    Members of the OMM Steering Team may attend by conference telephone or similar communications equipment as long as all persons participating in the meeting can speak with and hear each other;

***Text has been omitted as confidential information pursuant to pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Execution Copy

(v)    Three members of the OMM Steering Team shall constitute a quorum for the transaction of business at any meeting of the OMM Steering Team and all approvals and resolutions of the OMM Steering Team shall require the approval of a majority of the members present at such meeting;
(vi)    The OMM Steering Team can take action by way of unanimous written approval of all members, which written approval can be provided by way of email; and
(vii)    Each Party can substitute designated members of the OMM Steering Team from time to time by way of written notice to the other Party.
The Steering Team will meet within 30 days of the Execution Date and formalize its operating process in writing, provided that such process shall incorporate and otherwise be consistent with (i) through (vii) above. In the event of deadlock among the OMM Steering Team on any matter put before the OMM Steering Team, the deadlock shall be broken and the deciding vote cast by an executive committee of the members of the Board of Aqua. The executive committee shall be made of up of three members of the Board, each of whom shall be independent within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules.
5.5    Board Observation Rights.
(a)    During the term of this Agreement, Veolia shall have the right to designate a non‑voting observer (the “Board Observer”) to receive notice of and attend all meetings (whether in person, telephonic or electronic) of the Board for the purposes of permitting the Board Observer to have current information with respect to the affairs of Aqua and the actions taken by the Board. The Board Observer shall be an employee of Veolia or its Affiliates. The Board Observer appointed pursuant to this Section 5.5 shall have the right to receive advance copies of all agenda materials and other documents distributed to directors in connection with any meeting and all matters proposed to the Board for their unanimous consent, and all minutes of the proceedings of Aqua, subject to Section 5.5(b). In no event shall the Board Observer: (i) be deemed to be a member of the Board; (ii) have the right to vote on any matter under consideration by the Board or otherwise have any power to cause Aqua to take, or not to take, any action; or (iii) except as expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to Aqua or its stockholders or any duties (fiduciary or otherwise) otherwise applicable to the directors of Aqua. Veolia shall designate the Board Observer in writing, who shall be an officer or employee of Veolia, and shall not change the Board Observer more than once during any 12-month period except with the Board’s consent or the discontinuation of such Board Observer’s employment with Veolia. To the extent that Veolia’s Board Observer is no longer employed by Veolia or its Affiliates, or if Veolia wishes to replace the Board Observer and designate a different employee of Veolia or its Affiliates to be the Board Observer, Veolia shall consult with Aqua and the parties agree to work together in good faith to find a mutually acceptable replacement; provided, however, that Veolia shall ultimately have the discretion to name such replacement. Veolia’s rights under this Section 5.5 shall be subject to the Board Observer’s execution of an appropriate nondisclosure agreement with Aqua and the Board Observer’s compliance with Aqua’s insider trading policies applicable to the members of the Board.

Execution Copy

(b)    Notwithstanding Section 5.5(a), the Chairman of the Board (the “Chairman”) shall have the right (in his or her reasonable discretion) to exclude any Board Observer from a portion of a meeting of the Board and withhold information pertaining to such portion of a meeting, if the Chairman determines in good faith that (i) such portion of the meeting relates to conflict of interest matters between Aqua and Veolia, or (ii) the attendance of such Board Observer would violate any obligation of Aqua to maintain the confidentiality of information discussed at such meeting, or could cause Aqua to lose the protection of the attorney-client privilege or any other privilege that Aqua would otherwise be entitled to assert. In the event the Chairman determines to exclude a Board Observer from a Board meeting, the Board shall provide notice to such Board Observer of such meeting, the portions thereof during which the Board Observer will be excluded, and the basis and reason the Chairman determined to exclude such Board Observer.
Section 6.    Performance Standards.
(a)    Veolia shall perform the Services in accordance with Prudent Industry Practices which includes acceptable levels of quality operations and production, including the production of on spec product, housekeeping and safety, in compliance with Applicable Laws.
(b)    Veolia shall produce AR Lead and Products for sale by Aqua, subject to the Annual Capital Budget and Commercialization Plan at volume production schedule as agreed on a quarterly basis with Aqua, with specifications for the Products as defined as in Schedule D.
(c)    The Parties agree that Veolia’s primary objective in providing the Services hereunder is to maximize and optimize the commercialization of AR Lead and Products in accordance with the Annual Capital Budget and Annual Operations and Maintenance Budget and while complying with Applicable Laws, including, but not limited to Environmental Laws and all Governmental Approvals. Schedule E compensation has been developed to align both Parties financially in the objective.
(d)    In an event of a Change of Law or Uncontrollable Circumstance that affects the performance, operation, maintenance or repair of the Facility, or the standards and conditions governing Product discharged from the Facility:
(i)    Veolia shall comply with such Change of Law, but such Change of Law shall not modify or expand the Performance Standard; and
(ii)    The Customer will be responsible for all costs associated with: (A) any modifications to the Facility mutually agreed to in writing by the Parties, and the Parties will negotiate and mutually agree to necessary and applicable modifications to the Performance Standard in light of the Change of Law or Uncontrollable Circumstance and make equitable adjustments to Veolia’s scope of work, compensation and other terms. Upon completion of such negotiation, the Parties shall execute a written amendment to this Agreement. The Customer will be solely responsible for the costs to achieve compliance with Environmental Laws and other Applicable Laws, and to achieve desired performance standards.
(e)    Veolia shall not be liable for its failure to meet its performance obligations and warranties under this Agreement to the extent such failure is the result of Aqua’s failure to

Execution Copy

timely and materially meet its obligations under this Agreement and Aqua providing Veolia with full access to the Facility.
(f)    ALL WARRANTIES MADE BY VEOLIA ARE LIMITED TO THOSE SET FORTH IN THIS AGREEMENT AND ARE THE SOLE AND EXCLUSIVE WARRANTIES OF VEOLIA UNDER THIS AGREEMENT. VEOLIA MAKES NO OTHER WARRANTIES OR GUARANTEES WHATSOEVER, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR OR INTENDED PURPOSE, WHICH IMPLIED WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY VEOLIA AND WAIVED BY CUSTOMER.
EXCEPT TO THE EXTENT CAUSED BY VEOLIA’S NEGLIGENCE, WILLFUL MISCONDUCT OR BREACH OF THIS AGREEMENT, IN NO EVENT SHALL VEOLIA BE LIABLE OR RESPONSIBLE FOR ANY DEFECTS OR DEFICIENCIES (LATENT OR PATENT), LIMITATIONS, FAILURES, BREAKAGES, DESTRUCTION, DETERIORATION OR CASUALTY OF THE FACILITY OR THE CUSTOMER’S SITE, AND CUSTOMER AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS VEOLIA FROM AND AGAINST ANY AND ALL DAMAGES, CLAIMS AND CAUSES OF ACTION CAUSED BY, ARISING FROM OR RELATED TO SUCH MATTERS, OTHER THAN AND TO THE EXTENT CAUSED BY VEOLIA’S NEGLIGENCE, WILLFUL MISCONDUCT OR BREACH OF THIS AGREEMENT.
The provisions of this Section 6 shall survive the expiration or termination of this Agreement.
Section 7.    Access.
The Customer shall provide, at no cost to Veolia, and hereby grants Veolia right of access and use at all times until the termination or expiration of the Agreement (and for a term of 10 days thereafter with regard to any removal of any Veolia property from the Facility) to the Facility as shall be reasonably necessary for Veolia to effectively perform the Services and otherwise address its rights and obligations hereunder (“Necessary Access” or “Access”).
Section 8.    Change of Scope.
A change in scope of Services may occur when and as Veolia’s costs of providing Services under this Agreement materially change as a result of: (i) significant change in Facility operations, personnel qualifications or staffing or other cost to the extent such is the result of Uncontrollable Circumstances; or (ii) Customers’ request of Veolia, and Veolia's consent, to provide additional Services. Changes in the scope of the Services may be accomplished only by a written instrument signed by authorized representatives of each Party, stating the parties’ mutual agreement as to: the change in the scope of the Services; the adjustment, if any, in the Compensation; and the adjustment, if any, in the time for performing the Services.

Execution Copy

Section 9.     Compensation.
(a)    In consideration for Veolia’s performance of the Services during the Term, the Customer shall issue to Veolia shares (“Shares”) of the Customer’s $0.001 par value common stock (“Common Stock”) and warrants (“Warrants”) to purchase shares of Common Stock as set forth on Schedule E (“Service Fee”).
(b)    Veolia is responsible for the payment of federal and state payroll taxes and for contributions for unemployment insurance, old age pensions, annuities, retirement, and other benefits, imposed under any provision of any law, and measured by remuneration paid or payable by Veolia to employees of Veolia engaged in the Services or in any operation incidental thereto. Veolia shall be responsible for all taxes incurred by it in connection with its provision of the Services and receipt of the Service Fee.
(c)    Veolia is acquiring the Shares, Warrants and shares of Common Stock underlying the Warrants (collectively, the “Securities”) solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Veolia acknowledges that the Securities are not registered under the Securities Act of 1933, as amended (“Securities Act’), or any state securities laws, and that the Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
(d) Veolia understands that the certificates representing Securities will bear the following legend: “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY PROPOSED TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.”
(e)    Veolia represents that it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D, as promulgated under the Securities Act.
(f)    Veolia acknowledges and agrees that the Customer has made available to Veolia (through EDGAR, the Customer’s website or otherwise) all SEC Documents, as well as all press releases or investor presentations issued by the Customer through the date of this Agreement that are included in a filing by the Customer on Form 8‑K or clearly posted on the Customer’s website. Veolia further acknowledges that Veolia and its advisors have been given the opportunity to ask questions of, and receive information from Aqua, concerning Aqua as Veolia and its advisors have determined necessary or desirable in making an election to acquire the Securities.

Execution Copy

Section 10.     Compliance with Applicable Laws.
(a)    Veolia agrees to keep posted all notices required under workers' compensation laws and other Applicable Laws of any Government Body having jurisdiction over the Services and the Facility. Except as expressly provided to the contrary in the Agreement, all permits, clearances, releases, certificates and special conditions, (collectively, “Permits”), necessary to perform the Services shall be supplied by the Customer and the Permits issued as of the date of this Agreement are provided in Schedule F. Veolia shall comply with all terms and conditions within each Permit to the extent a true and correct written copy of such Permit was provided to Veolia prior to the Effective Date or in a timely fashion following the issuance of any Permits after the Effective Date. Permits first disclosed in writing to Veolia after the Effective Date that materially change Veolia’s cost or scope of Services shall be treated as if they were a change of scope to which the provisions of Section 8 shall apply.
(b)    Veolia shall provide Services in compliance with Applicable Law, and Veolia shall cause the Veolia Employees and Veolia’s agents, subcontractors and representatives entering upon Customer's premises in connection with the Services to comply in all material respects with all Applicable Laws. Veolia and Aqua shall work together to cause the Aqua Employees to comply in all material respects with all Applicable Laws, but Aqua shall be responsible for any acts or omissions of the Aqua Employees in contravention of Applicable Law except to the extent directly caused by Veolia’s material breach of this Agreement or Veolia’s negligent or willful misconduct in the supervision or direction of the Aqua Employees. Notwithstanding anything to the contrary herein, and without mitigating Veolia’s duty to comply with Applicable Laws, nothing in this provision shall alter, expand or increase Veolia’s obligations with respect the Performance Standard under Section 6. Prior to the Effective Date, Customer will demonstrate compliance with OSHA regulations, and be in good standing with respect to the site environmental permits and others permits as they may apply.
Section 11.     Insurance.
11.1    Veolia Insurance. Throughout the term of this Agreement, Veolia shall procure and maintain the following insurance coverages:

	Coverage	Policy Limits
(i)	Workers’ Compensation Policy and Statutory Employer’s Liability Insurance;	$1,000,000 per accident, disease and aggregate
(ii)	Commercial General Liability Policy, including contractual liability;	$1,000,000 per occurrence/general aggregate
(iii)	Business Automobile Liability Policy (including owned, non-owned, and hired vehicles) combined single limit; and	$1,000,000 combined single limit
(iv)	Property Policy covering Veolia’s owned, leased or rented equipment, tools or other personal property.

Execution Copy

All such Veolia policies shall name the Customer as an additional insured as respects liability arising from work or operations performed by or on behalf of Veolia including, without limitation, the acts or omissions of the Veolia Employees.

11.2    Aqua Insurance. Throughout the term of this Agreement, Veolia shall procure and maintain the following insurance coverages:

	Coverage	Policy Limits
(i)	Workers’ Compensation Policy and Statutory Employer’s Liability Insurance (including Alternate Employer Endorsement WC 00 03, or equivalent, with Veolia listed as Alternate Employer);	$1,000,000 per accident, disease and aggregate
(ii)	Commercial General Liability Policy, including contractual liability;	$1,000,000 per occurrence/general aggregate
(iii)	Business Automobile Liability Policy (including owned, non-owned, and hired vehicles) combined single limit; and	$1,000,000 combined single limit
(iv)	Property Policy covering Aqua’s owned, leased or rented buildings, machinery, equipment, tools or other personal property.

All such Aqua policies shall name Veolia as an additional insured as respects liability arising from work or operations performed by or on behalf of Aqua including, without limitation, the acts or omissions of the Aqua Employees.
11.3    Common Insurance Terms. Each Party shall waive its and its insurer(s) rights of subrogation as respects any claims covered, or which should have been covered, by valid and collectible insurance including any deductibles or self-insurance maintained thereunder, except each Party expressly agrees not to cause itself or its insurer(s) to waive any rights of subrogation and/or contribution against the other Party under any workers' compensation and employers' liability insurance, or similar social insurance in accordance with law which may be applicable. Each Party shall provide the other party at least thirty (30) days prior written notice with respect to cancellation or non-renewal, provided, however, that ten (10) days prior written notice shall be provided if cancellation is due to non-payment of premium of any such policy. Upon request, each Party shall furnish the other party with certificates of insurance evidencing the preceding coverages. To the extent of liabilities assumed by a Party under the Agreement and only as respects claims or liabilities to the extent caused by such Party’s acts or omissions, the above policies shall be primary and not excess to any insurance carried by the other Party.
Section 12.    Indemnification.
(a)    Subject to all applicable provisions hereunder, Veolia shall defend, indemnify and hold harmless Customer, its directors, members, managers, officers, employees and agents (the “Customer Indemnified Parties”) from and against any Losses to the extent caused by the breach of this Agreement by Veolia or any negligent or willful misconduct by Veolia, its agents, employees, officers or subcontractors, including any Losses arising under and to the extent directly caused by

Execution Copy

Veolia’s negligent or willful misconduct in the supervision or direction of the Aqua Employees. Nothing in this provision shall alter or expand the Performance Standard.
(b)    Subject to all applicable provisions hereunder, Customer shall defend, indemnify and hold harmless Veolia, its directors, members, managers, officers, employees and agents (the “Veolia Indemnified Parties”) from and against any Losses to the extent caused by the breach of this Agreement by Aqua or the negligent or willful misconduct by Customer, or any Customer employees, representatives, officers, contractors or agents, including the Aqua Employees, except to the extent, and to such degree, that, in each case, such Losses are directly caused by the breach of this Agreement by Veolia or the negligent or willful misconduct of Veolia or the Veolia Indemnified Parties or Veolia’s negligence or willful misconduct in the supervision or direction of the Aqua Employees.
(c)    Veolia shall not be responsible under the above indemnities for the actions or inaction of the Aqua Employees except to the extent that Losses arising from the actions or inaction of the Aqua Employees are the result of Veolia’s breach of this Agreement or Veolia’s negligent or willful misconduct in the supervision or direction of the Aqua Employees.
Section 13.    Environmental Indemnification.
(a)    Subject to all applicable provisions hereunder, Customer shall defend, indemnify and hold harmless the Veolia Indemnified Parties from and against any Losses arising out of or related to:
(i)    any Environmental Conditions on, in, under, across or at the Facility existing before and as of the Effective Date of this Agreement or, if after the Effective Date, except and to the extent and degree such Environmental Conditions are directly caused by the negligent or willful misconduct of Veolia;
(ii)     any Release or threatened Release of Regulated Substances from the Facility, or any location used for the storage, treatment, disposal or beneficial use of Product, sludge, secondary materials, byproducts, Regulated Substances or any other materials produced, used, transported, disposed or in any other manner handled by Customer at the Facility to the extent and degree caused by Customer’s non-compliance with Environmental Law or negligent or willful misconduct; or
(iii)     any violations of Environmental Laws related to the Facility caused by Customer not meeting its obligations in this Agreement, except to the extent, and to such degree, that in each case, such violation of Environmental Laws is directly caused by the breach of this Agreement by Veolia or the negligent or willful misconduct of a Veolia Indemnified Party or Veolia’s negligence or willful misconduct in the supervision or direction of the Aqua Employees.
(b)    Subject to all applicable provisions hereunder, Veolia shall defend, indemnify, and hold harmless the Customer Indemnified Parties from and against any Losses related to:

Execution Copy

(i)    fines and civil penalties imposed by any Government Body for violations of Environmental Laws directly caused by the breach of this Agreement by Veolia or the negligent or willful misconduct of Veolia or a Veolia Indemnified Party or by Veolia’s negligence or willful misconduct in the supervision or direction of the Aqua Employees;
(ii)    any Release or threatened Release of Regulated Substances from the Facility, or any location used for the storage, treatment, disposal or beneficial use of Product, sludge, secondary materials, byproducts, Regulated Substances or any other materials produced, used, transported, disposed or in any other manner handled by Veolia at the Facility to the extent and degree caused by Veolia’s non-compliance with Environmental Law, or the negligent or willful misconduct of Veolia or a Veolia Indemnified Party;
(iii)     any Environmental Conditions on, in, under, across or at the Facility existing after the Effective Date of this Agreement to the extent and degree such Environmental Conditions are caused by Veolia’s non-compliance with Environmental Law, or the negligent or willful misconduct of Veolia or a Veolia Indemnified Party.
(c)    For the avoidance of doubt, Veolia shall have no liability regarding Environmental Conditions which existed at the Facility or were caused by events having occurred before the Effective Date.
Section 14.    Patent Infringement.
Notwithstanding any of the other indemnities, releases or legal protections contained in this Agreement, each Party agrees to indemnify, defend and hold the other Party harmless from any Losses asserted by or arising in favor of any entity for infringement or alleged infringement of any patents, copyrights, or trademarks, or misappropriation or misuse of any trade secrets or other Confidential Information, related to indemnifying Party, its subcontractors’ or agents’, use of any processes, compositions, equipment, articles of manufacture, or computer software related to this Agreement, the Facility or the Services provided hereunder, other than Losses directly caused by the breach of this Agreement by the Party seeking indemnification or the negligent or willful misconduct of a Veolia Indemnified Party or a Customer Indemnified Party, as the case may be.
Section 15.    Provisions Applicable to Indemnities.
The following procedures shall govern any claims for indemnification under this Agreement:
(a)    Upon obtaining actual knowledge thereof, the Party claiming a right to indemnification shall promptly give the indemnifying Party written notice of the incurrence of any Losses or the assertion of any claim that will likely result in a claim by it for indemnity pursuant to this Agreement. The notice shall describe with reasonable detail the nature of such Losses or claim to the extent known, and shall include copies of any written documentation substantiating such Losses or from the Party asserting any claim. The failure of an indemnified Party to give any notice required under this section shall not affect any of such Party’s rights under this section except and to the extent that such failure is actually prejudicial to the rights and obligation of the indemnifying Party.

Execution Copy

(b)    The indemnifying Party shall have the right to assume the defense of any such claim. Upon assumption of such defense by the indemnifying Party, the indemnified Party may participate in the defense of such claim at the indemnified Party’s sole expense.
(c)    The indemnifying Party shall not be liable for any settlement entered into by the indemnified Party without the indemnifying Party’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. If the indemnifying Party assumes the defense of a third-party claim, no compromise or settlement of such third-party claim may be effected by the indemnifying Party without the indemnified Party’s consent, unless: (i) there is no finding or admission of liability or fault on the part of the indemnified Party without the indemnified Party’s written permission; (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying Party; and (iii) the indemnified Party shall have no liability with respect to any compromise or settlement of such third-party claims effected without its consent.
(d)    The indemnity obligations provided in this Agreement shall survive the expiration or termination of this Agreement.
Section 16.     No Title.
At no time shall Veolia be deemed to have taken title to any (i) influent, Raw Material, Product, or untreated water, wastewater or material, (ii) Regulated Substances, (iii) sludge, (iv) solids, (v) secondary materials, (vi) byproducts, (vii) wastes of any type or classification, (viii) any other materials or substances processed, in process, used, transported, stored, or otherwise handled at the Facility, or (ix) any combination thereof. This section shall survive the expiration or termination of this Agreement.
Section 17.     Confidentiality.
(a)    The provision of this section shall apply in the event that the Parties have not entered (or, during the term of this Agreement, do not enter) into a separate mutual confidentiality agreement that is applicable to the Parties’ relationship and Services hereunder.
(b)     Veolia or Customer may from time to time disclose to the other Party confidential information relating to the Services and the terms of this Agreement, including without limitation, Know-How, Trade Secret Information. reports, analyses, plans, proposals, know-how, formulas, compositions, processes, documents, designs, sketches, photographs, graphs, drawings, specifications, equipment, samples, customer lists, and pricing information (“Confidential Information”). As used in this Agreement, “Receiving Party” means the Party receiving Confidential Information (and its Affiliates), and “Disclosing Party” means the Party disclosing Confidential Information (and its Affiliates). As a condition to being furnished with such Confidential Information, both Parties agree (and shall timely cause their Representatives) to treat the Confidential Information in accordance with the terms of this Agreement.
(c)    The Receiving Party will use the Confidential Information disclosed to it by the Disclosing Party solely with respect to the Services to be performed for the Facility, and it will be kept confidential by the Receiving Party, provided, however, that the Receiving Party may disclose such Confidential Information or portions thereof to those of its and its Affiliates’ directors,

Execution Copy

officers, employees, and advisors who need to know such Confidential Information (the persons to whom such disclosure is permissible being collectively called “Representatives”), it being understood that prior to the disclosure of any such Confidential Information, those Representatives will be informed by the Receiving Party of the confidential nature of such Confidential Information and shall be directed by the Receiving Party not to disclose such Confidential Information to any person other than the Receiving Party and its Representatives. Each Receiving Party shall be responsible to the Disclosing Party for any breach of the obligations of this Section by its Representatives. The term “person” as used throughout this Agreement will be interpreted broadly to include, without limitation, any corporation, company, partnership, other entity or individual.
(d)    Unless specifically provided otherwise herein, neither Party will disclose Confidential Information of the other to any third party, or use such Confidential Information for any purpose other than as specified herein, without the express written consent of the Disclosing Party. Each Party will use at least the same degree of care to avoid disclosure of Confidential Information as it uses with respect to its own Confidential Information, but in no event less than a reasonable standard of care.
(e)    Either Party may disclose Confidential Information to the extent required by Applicable Law or order of a court of competent jurisdiction, provided that, in such event, the Receiving Party shall provide the Disclosing Party prompt, advance notice of such requirement to allow intervention (and shall cooperate with the Disclosing Party) to contest or minimize the scope of the disclosure (including through application for a protective order) and provide the Disclosing Party with a copy of the proposed disclosure in sufficient time to allow reasonable opportunity to comment thereon.
(f)    Either Party may seek injunctive relief to enforce its rights under this Section.
(g)    Except as otherwise provided in this Section 17, the term “Confidential Information” does not include information: (i) generally available to or known to the public; (ii) which the Receiving Party can prove was previously known to or owned by the recipient; (iii) which the Receiving Party can prove was independently developed by the recipient outside the scope of this Agreement by employees or contractors who had no access to any relevant Confidential Information; or (iv) lawfully disclosed by a third party to the recipient.
(h)    The Parties agree to keep all Confidential Information confidential in accordance with the provisions of this Section 17 during the term of this Agreement and for a period of ten (10) years following the termination or expiration of the Agreement. Each Party shall, within a reasonably prompt period of time following termination or expiration of this Agreement, return all confidential or proprietary information received from the other Party under the terms of this Agreement.
(i)    Either Party may disclose the existence of the project, contra-Party name, and general descriptive information of the project in as required by law and in brochures, trade publications, internal publications and other media, provided that neither Party shall make a public disclosure of this Agreement prior to the initial disclosure by the Customer. Neither Party shall make any other disclosures without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

Execution Copy

(j)    Veolia acknowledges that it may receive from time to time material nonpublic information concerning the Customer and other parties involved with the Customer. Veolia, on behalf of itself and its Representatives, acknowledges that it is familiar with the Federal securities laws and regulations concerning the use and disclosure of material nonpublic information and represents and covenants that it shall act, and take all reasonable measures to ensure that its Representatives act, in strict accordance with such laws and regulations at all times, including Veolia’s agreement that the Veolia General Manager and the Veolia Employees shall be required to adopt and act in accordance with the Customer’s formal policy concerning insider trading.
(k)     The covenants contained in this Section 17 shall survive the termination or expiration of this Agreement.
Section 18.     Uncontrollable Circumstances.
In the event either Party is rendered unable, wholly or in part, to carry out its respective obligations under this Agreement, except for any obligations to make payment or comply with Applicable Laws, due to circumstances beyond its reasonable control, including, without limitation:
(i)     an act of God, landslide, lightning, earthquake, tornado, flood, hurricane, blizzard, fire, explosion, failure to possess sufficient property rights, acts of the public enemy, war, blockade, sabotage, insurrection, riot or civil disturbance;
(ii)     delays, failures to act, the preliminary or final order of any Government Body;
(iii)     any Change of Law;
(iv)     labor disputes, strikes, work slowdowns or work stoppages (excluding labor disputes, strikes, work slowdowns or work stoppages by employees of Veolia);
(v)     loss of or inability to obtain service from a utility necessary to furnish power for the operation and maintenance of the Facility;
(vi)     acts of third parties or other circumstances beyond the reasonable control of either Party;
(vii)     delays or other impacts to Veolia’s Services resulting from the acts or omissions of Customer, or of its third-party contractors, representatives and agents performing work or services at the Facility including, without limitation, any delays caused by the failure of Customer to perform its duties and obligations set forth in this Agreement; and/or
(viii)    the discovery of any existing Regulated Substance at the Facility that impacts, or may potentially impact, performance of the Services not known to Veolia as of the Effective Date or the presence of which was caused by the breach of this Agreement by Veolia or the negligent or willful misconduct of Veolia or any Veolia Indemnified Party or Veolia’s negligence or willful misconduct in the supervision or direction of the Aqua Employees (collectively “Uncontrollable Circumstances”), then the affected obligations of such Party shall be suspended during the period of the Uncontrollable Circumstances. Every reasonable effort shall be made by the Parties to avoid delay and limit any period during which such obligations might be suspended. In the event of an

Execution Copy

Uncontrollable Circumstance, Veolia shall be entitled to an equitable adjustment in the Service Fee in relation to the performance of the Services.
The provisions of this Section 18 shall survive the expiration or termination of this Agreement.
Section 19.     Limitation of Liability.
(a)    To the fullest extent permitted by law and notwithstanding any other provision of this Agreement, Veolia's liability for performance  or non-performance of any obligation arising under the Agreement (whether arising under breach of contract, tort, strict liability, or any other theory of law or equity), including but not limited to its indemnity obligations specified in Section 12 and Section 13 of the Agreement and inclusive of the amount of any proceeds of insurance actually received by Customer pursuant to Section 11, shall be limited to an amount not to exceed Five Million Dollars ($5,000,000.00). Veolia shall be allowed to satisfy any liabilities to Aqua by remitting Shares and Warrants received by Veolia at the then current market value as follows: (i) the market value of the Shares shall be the volume weighted average price of the Shares over the twenty (20) trading days prior to the date remitted and (ii) the value of the Warrants shall be calculated using the Black-Scholes method as of the date remitted. "Veolia's liability" shall mean the aggregated total Losses that Customer may seek against Veolia and Veolia Group combined, whether under this Agreement, any documents related to or arising from this Agreement, or any combination thereof, as limited by this Section.
(b)    UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR OTHER DAMAGES OTHER THAN ACTUAL DIRECT DAMAGES PROVIDED, HOWEVER, THAT VEOLIA SHALL BE RESPONSIBLE FOR THE PAYMENT OF ANY PENALTIES OR FINES LEVIED BY A GOVERNMENT BODY AND DIRECTLY CAUSED BY VEOLIA’S NEGLIGENCE OR WILLFUL MISCONDUCT OR A BREACH OF THIS AGREEMENT. ANY PROTECTION AGAINST LIABILITY FOR LOSSES OR DAMAGES AFFORDED ANY INDIVIDUAL OR ENTITY BY THESE TERMS SHALL APPLY WHETHER THE ACTION IN WHICH RECOVERY OF DAMAGES IS SOUGHT IS BASED ON CONTRACT, TORT (INCLUDING SOLE, CONCURRENT OR OTHER NEGLIGENCE AND STRICT LIABILITY OF ANY PROTECTED INDIVIDUAL OR ENTITY), INDEMNITY, STATUTE OR OTHERWISE. TO THE EXTENT PERMITTED BY LAW, ANY STATUTORY REMEDIES WHICH ARE INCONSISTENT WITH THESE TERMS ARE WAIVED.
(c)    The provisions of this Section 19 shall survive the expiration or termination of this Agreement.
Section 20.     Intentionally Omitted.

Execution Copy

Section 21.     Dispute Resolution.
Either Party may seek resolution of any claimed breach of this Agreement through non-binding mediation if such dispute has not been resolved by the Parties within twenty (20) days after notice has been given to both Parties containing reasonable information regarding the nature of the dispute. Notice of the demand for mediation for any dispute shall be sent to the other Party to this Agreement, and shall be made within a reasonable time after such Party is permitted to mediate the dispute as provided herein. All mediation proceedings shall take place in New York, New York, and shall be conducted in accordance with rules mutually determined by the Parties. The mediator shall be an individual mutually selected by Customer and Veolia, which individual shall unless otherwise mutually agreed by the parties (i) have at least ten (10) years experience in the discipline which is the subject of the dispute, and (ii) be an attorney whose ten (10) years of experience has been in the realm of litigating issues which are the subject of the dispute. Each Party shall be responsible for and bear its own costs and expenses, including attorney fees, incurred in connection with the mediation. The Parties shall share equally the fees of the mediator and any other incidental common fees incurred in connection with the mediation. If the Parties fail to arrive at a mutually agreeable resolution to the dispute within sixty (60) days after notice requesting mediation (or such other reasonable amount of time as the Parties may agree), the Parties shall then be entitled to proceed with litigation. The prevailing Party in any such litigation shall be entitled to recover its reasonable attorney’s fees and court costs in connection with such litigation.
Section 22.    Ownership of Data and Work Product.
(a)    Existing Ownership of Data and Work Product. Except as may be expressly provided for in this Section 22, Veolia and Customer agree and stipulate that nothing in this Agreement is intended to convey any rights of ownership to either Party in, or in any way related to, the Intellectual Property Rights or Know-How of the other Party. Both Parties agree and hereby stipulate that, except as may be expressly provided for in this Section 22, neither Party acquires, or may acquire, any rights to, or licenses to use, express or implied, the other Party’s Intellectual Property as a result of Services hereunder unless expressly stated in a written agreement signed by authorized representatives of each of the Parties.
(b)    Ownership Generally. The Parties agree that, as between the Parties, Aqua will retain all right, title and interest in, and sole and exclusive ownership of, the Aqua Technology and any and all other Intellectual Property Rights or Know-How (to the extent the Know-How is Confidential Information) that were conceived, developed, owned or controlled by Aqua as of or prior to the Execution Date, and Veolia will retain all right, title and interest in, and sole and exclusive ownership of, any and all Intellectual Property Rights or Know-How (to the extent the Know-How is Confidential Information) that were conceived, developed, owned or controlled by Veolia as of or prior to the Execution Date. Each Party further acknowledges and agrees that, subject to this Section 22, no rights or licenses to the other Party’s Intellectual Property Rights or Know-How are granted by either Party by way of this Agreement to the other Party, whether expressly or by implication or estoppel.
(c)     Aqua Improvements and Inventions. The Parties agree that, as between the Parties, all Improvements, and any other inventions, Intellectual Property Rights or Know-How (to the extent the Know-How is Confidential Information) relating to the Aqua Technology that are

Execution Copy

conceived or developed by either Aqua or Veolia after the Execution Date of this Agreement, whether conceived or developed solely by or on behalf of Aqua, solely by or on behalf of Veolia, or jointly by Aqua and Veolia (collectively, the “Developed Aqua Technology”), shall belong to and be solely and exclusively owned by Aqua, and Veolia agrees to assign, and hereby does irrevocably assign, to Aqua all right, title and interest in and to the Developed Aqua Technology; provided, that if the Developed Aqua Technology is conceived or developed solely by or on behalf of Veolia and does not relate to AquaRefining (a “Veolia Improvement”), then Veolia will own the Veolia Improvement and Veolia shall be deemed to have granted to Aqua a worldwide, royalty free, non-transferrable (other than to licensees of Aqua and any successor in a change of control or sale of Aqua) and perpetual license to use such Intellectual Property Rights or Know-How in its operations and the operations of Aqua’s licensees and successors. At either party‘s request, during and after the term of this Agreement, the parties will assist and cooperate with one another in all respects (and will cause any personnel and subcontractors to assist and cooperate with one another in all respects), and give testimony and execute documents (and cause its personnel and subcontractors to give testimony and execute documents), and take such further acts as may be reasonably requested by either party to enable Aqua to acquire, transfer, maintain, perfect and enforce its rights in and to the Developed Aqua Technology as provided above; provided, that each party will pay all reasonable out-of-pocket costs and expenses incurred by other party to provide such assistance and cooperation described above. Veolia agrees to carry out and enforce with its officers, employees, agents and consultants all assignment of invention agreements reasonably necessary to assign all right, title and interest in and to the Developed Aqua Technology to Aqua as contemplated hereunder.
(d)    Prohibition on Introduction of Veolia Intellectual Property Rights or Know-How. Veolia shall not disclose to Aqua or incorporate into the AquaRefining or lead recycling processes or operations at the Facility any of the Intellectual Property Rights or Know-How (to the extent the Know-How is Confidential Information) owned by Veolia, except with the prior written agreement of Aqua, which Aqua may withhold in its sole and absolute discretion. If Veolia incorporates any of its Intellectual Property Rights or Know-How (to the extent the Know-How is Confidential Information) into the AquaRefining or lead recycling processes at the Facility without the prior written agreement of Aqua, then Veolia shall be deemed to have granted to Aqua a worldwide, royalty free, non-transferrable (other than to licensees of Aqua and any successor in a change of control or sale of Aqua) and perpetual license to use such Intellectual Property Rights or Know-How in its operations and the operations of Aqua’s licensees and successors.
(e)     Survival. The provisions of this Section 22 shall survive the expiration or termination of this Agreement.
Section 23.    Standstill Agreement.

(a)    Standstill. As additional consideration of the Customer’s issuance of the Shares and the Customer’s agreements under this Agreement, Veolia agrees that, unless approved in advance by the Board, from and after the date of this Agreement until the expiration of the Standstill Period (as defined herein), Veolia, will, and Veolia will cause each of its Affiliates and use reasonable efforts to cause all other persons under its control or direction not to, directly or indirectly, alone or in concert with others, in any manner:

Execution Copy

(1)    propose or publicly announce or otherwise disclose any intention to propose or enter into or agree to enter into, singly or together with any other person, directly or indirectly, (i) any merger, business combination, acquisition or other similar transaction relating to the assets or securities of the Customer or any of its subsidiaries, (ii) any restructuring, recapitalization, reorganization or similar transaction with respect to the Customer or any of its subsidiaries or (iii) any tender or exchange offer, or share exchange, for or involving, the Common Stock, whether or not such transaction involves a change-in-control of the Customer;
(2)    initiate or engage in any solicitation of proxies or written consents to vote or withhold from voting) any securities of the Customer having the power whether contractual, organic, conditional or otherwise (“voting securities”), or conduct any precatory or other non-binding referendum with respect to any voting securities of the Customer, or assist or participate in any solicitation of proxies or written consents with respect to any voting securities of the Customer, or otherwise become a “participant” in a “solicitation” (as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act), to vote any securities of the Customer in opposition to any published recommendation or proposal of the Board made to all of the Customer’s stockholders;
(3)    acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase (private or open-market), tender or exchange offer, through the acquisition of control of another person, by forming or joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any (i) interests in any of the Customer’s indebtedness, or (ii) economic ownership of any Common Stock (including any rights decoupled from the underlying securities of the Customer), except pursuant to this Agreement;
(4)    advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of), or disposition of, any securities of the Customer, other than in accordance with a published recommendation made by the Board to all of the Customer’s stockholders;
(5)    form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock;
(6)    enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;
(7)    make any request, submit any proposal or take any action to amend the terms of this Section 23, or challenge the validity or enforceability of any of the provisions of this Section 23, other than through non-public communications with the Board that would not be reasonably determined to require or result in public disclosure obligations for any party;

Execution Copy

(8)    take, or solicit, cause or encourage others to take, any action that require disclosure by Veolia pursuant to Item 4 of Schedule 13D under the Exchange Act; or
(9)    otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.
it being understood that nothing in this Section 23 shall restrict or prohibit the Veolia Nominee from taking any action, or refraining of taking any action, if any, which he or she determines, in his or her reasonable discretion, is necessary to fulfill his or her duties as a member of the Board.
(b)     Termination of Standstill. For purposes of this Agreement, “Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the one-year anniversary of termination or expiration of this Agreement.

Section 24.    Miscellaneous Provisions.
(a)     Assignment. Neither Party may assign, convey or transfer this Agreement, or any part thereof, without the prior written consent of the other Party, provided that Aqua shall be allowed to assign its rights hereunder in connection with a change of control, sale of the company or sale of the Facility. Any attempt to assign or transfer this Agreement in violation of this provision will be voidable by the other Party.
(b)     Bills and Liens. Veolia shall not permit any lien or charge to attach to the Services, the Facility or the Customer’s site arising from the Veolia scope of services; but if any does so attach, Veolia shall promptly procure its release or shall bond over the lien, and indemnify Customer against all damage and expense incident thereto.
(c)     Construction. This Agreement will be construed as if prepared jointly by the Parties, and the Parties agree and stipulate that (i) the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and (ii) they will not allow any uncertainty or ambiguity to be interpreted against either Party.
(d)     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
(e)     Entire Agreement. This Agreement represents the entire agreement between Veolia and the Customer related to the Services hereunder, and supersedes all prior or contemporaneous negotiations, proposals, purchase orders, representations or agreements related to the Services, whether written or oral. This Agreement may be amended, altered or modified only by a written instrument signed by authorized representatives of each Party.

Execution Copy

(f)     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of law principles. The state and federal courts located in Wilmington, Delaware shall be the exclusive venue for the resolution of all litigation disputes between the Parties and the Parties accept the jurisdiction of such courts.
(g)     Notices. All notices required or desired to be given hereunder to either Party shall be effective if given by personal delivery, electronic mail or by nationally recognized overnight delivery company, if addressed or the following addresses:
If to Veolia:

James Pawloski, EVP & COO
Veolia North America Regeneration Services, LLC
4760 World Houston Parkway, Suite 100
Houston, Texas 77032
Email: james.pawloski@veolia.com
with copy to:

Stuart Thomas, Vice President Operations
Veolia North America Regeneration Services, LLC
131 Continental Drive, Suite 300
Newark, Delaware 19713
Email: stuart.thomas@veolia.com

and

Email: GeneralCounsel@veolia.com

If to Customer:

Stephen Cotton, President
Aqua Metals, Inc.
2500 Peru Drive
McCarren, Nevada 89434
Email: Steve.Cotton@aquametals.com

with copy to:

Daniel K. Donahue
Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, California 92612
Email: donahued@gtlaw.com

Execution Copy

Either Party may change its address for the purpose of this Section by giving written notice of such change to the other Party. Notices delivered personally or by electronic mail shall be deemed given as of actual receipt. Notices given by overnight delivery company shall be deemed given as of the date and time of delivery indicated on the delivery company’s receipt.
(h)    Publicity.    Except as required by law, each Party agrees that it will not issue or release for publication any press release, article, advertising or other publicity matter in any form (including print, electronic, or interview) relating to other Party, the services, or this Agreement without first obtaining the prior written consent of the other Party, which may be withheld at their sole discretion. In this regard, Veolia acknowledges and agrees that Aqua is a publicly-listed company and will be required to provide comprehensive disclosure in its SEC filings and public communications concerning its relationship and agreements with Veolia. Veolia agrees that its written approval hereunder of any text for inclusion in any SEC filing or other public communication may be repeated in substantially the same form without the need to obtain further written approval form Veolia hereunder in the absence of a material change to Veolia’s relationship or agreements with Aqua. Aqua will provide Veolia with copies of all such filings and public communications.
(i)    Recruitment of Employees. During the term of this Agreement, and for one year following the final termination or expiration hereof, neither Party shall directly solicit or recruit or employ any employee of the other for employment, nor shall either Party induce any employee of the other party to leave his or her employ for any reason, unless mutually agreed to by both Customer and Veolia in writing. Notwithstanding the preceding sentence, neither Party shall be prohibited from employing any person who (i) contacts the Party on the person’s own initiative and without any direct solicitation of such person by the other Party, (ii) responds to general advertisements in the media, (iii) is independently presented to such Party by an employment agency, or (iv) any combination thereof. In addition, Aqua shall not be prohibited from employing any person who was at one time an Aqua Employee and was subsequently Re-Badged as a Veolia Employee.
(j)     Section Headings. The section headings appearing in this Agreement have been inserted for the purpose of convenience and ready reference. They do not purport to, and shall not be deemed to, define, limit or extend the scope or intent of the sections to which they appertain, and they shall not for any purpose affect the interpretation of this Agreement.
(k)     Severability. In case any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected.
(l)     Third Party Beneficiaries. The provisions of this Agreement are intended for the sole benefit of Customer and Veolia, and there are no intended third party beneficiaries of this Agreement other than assignees identified in this Agreement.
(m)     Authority. The undersigned individuals certify that they are competent and authorized to enter into this Agreement on behalf of the Party for whom he or she purports to sign.
[Signatures on next page]

Execution Copy

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
Aqua Metals, Inc.

By:    /s/ Stephen Cotton
Stephen Cotton
President and Chief Executive Officer

Veolia North America Regeneration Services, LLC

By:    /s/ James Pawloski
James Pawloski
EVP & COO

Schedule A - Facility Description

The Facility shall include the equipment, piping, pumps, chemical feed and storage systems, tanks, lift stations, buildings, controls, and instrumentation specified within the following reference documents:

1.	Facility represents a partially completed physical rendering of CP1, described more in detail in Schedule A1 - owned by Aqua Metals, located in at TRIC, or McCarran, Nevada.

2.	The completed Facility will include modifications to produce the mass flow capacities described in Schedule

3.	Aerial or Pictorial View of Site (location in TRIC)

4.	Facility Description

a.	Battery breaking, Elutriation, conveyors and collection equipment

b.	Wet end equipment including desulphurization, digestion, and filtration

c.	Electrolysis partially completed, including the electrolizers, rectifiers, and conveyors.

d.	Lead Briquetting operating equipment

e.	Water treatment partially completed and still to be commissioned.

f.	Lead refining including lead pumps and the casting line

g.	12 acres - total property

h.	Permitted Production – 29,200 metric tons/ yr AR Lead and Products

i.	Rail Capacity – none currently

j.	Truck Loading Capacity with two receiving and two shipping dock doors

k.	Electrical substations and transformers to support a 16 module plant operations

l.	Road Access - no truck restrictions

m.	Scales including a large truck scale, and multiple in process pallet scales

n.	Building Staging for raw materials inventory – 330 metric tons

SCHEDULE A-1

CP1 Description

***

***Text has been omitted as confidential information pursuant to pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Schedule B - Operations Scope of Work

The Veolia scope of operations and maintenance services are specified in this schedule.

A.	Project Phase Services: Veolia will lead all project plan reviews for operational review comments during the planning, design and installation phases.

B.
Mobilization and Onboarding of Facility Employees: Veolia will interview the existing Facility employees in preparation for their possible transfer to Veolia employment at Re-Badging. All such persons must satisfy Veolia’s hiring policies, procedures and requirements in order to be employed by Veolia, and Veolia shall have no liability or responsibility for persons that are not hired by Veolia for any reason at Veolia’s sole discretion.

C.
Post Mobilization: Following the Effective Date, Veolia will work directly with the Aqua Metals Human Resources Director on an as needed basis to continue the hiring process to increase the staff to support the Commercialization Plan. Veolia will conduct training for new and existing staff, review and finalize Standard Operating Procedures (SOP) development, Process control management program and asset management program development as approved by Customer.

D.	Employees: Veolia will provide for staffing to manage, operate and maintain the plant as specified below.

1.
Personnel: Salaries, including, but not limited to, required payroll taxes and workers’ compensation expenses, overtime, benefits, personal safety equipment, and uniforms will be provided for the following Veolia Employees, at Veolia’s expense:

2.	VP /GM: On-site and dedicated to region, to support the on-site project manager/lead operator and manage support resources from Veolia;

3.
Technical support, off-site from corporate support staff, including field engineers and technicians, process engineers, start-up engineering personnel, and maintenance technicians coordinated by project manager. Technical support as part of the base scope assumes the Facility meets the expected production and reliability requirements of the Parties. Additional off-site technical support may be provided, subject to the mutual agreement of the Parties, to improve the Facility but is considered out-of-scope and is billed separately according to Schedule E.

4.	Environmental and/or health and safety support, off-site from corporate staff, as required to support health and safety program and routine audits.

E.	Maintenance: Veolia will manage the maintenance program and provide labor and materials for preventive and routine corrective maintenance, as specified below:

1.
Maintenance Management Program: Veolia will supply a maintenance management program to track preventive maintenance and corrective maintenance. The MMS system will be maintained to schedule maintenance activities, track completion dates, and provide detail on work order notes, subcontracted services, tracking of warranties and warranty claims, and parts and materials detail. In addition the maintenance management system will provide documentation of work performed in an organized manner that will be made available to Customer on demand. Veolia will also monitor and, if necessary, modify preventive maintenance procedures based on Facility performance.

2.
Subcontracted Maintenance: Non-routine corrective maintenance requiring specialized trades or major equipment overhauls, if required, may be provided by a local subcontractor network, subject to the mutual agreement of the Parties.

3.
Spare Parts Inventory: Veolia will manage the spare parts inventory as practicably required to maintain reliable Facility operation. Customer to provide all spare parts and any spare parts as recommended by Veolia and approved by the Customer.

.

F.
Environmental Sampling, Testing, and Reporting: Veolia will operate the Facility according to the Air Permit Requirements and assist the Customer in meeting the sampling required for Air Permit, though Customer is responsible for all costs or Environmental Testing.

G.
Operations Plan: Veolia will develop and maintain an operations plan for the Facility that will be routinely updated. Off-site resources will be provided for plan development, technical assistance and quality assurance. The following is included:

1.	Training: preliminary training, orientation, and refresher training programs;

2.	Process Control Plan: Veolia will support the development of an automation plan and options to improve process control at the Facility.

3.	Operations, Inspection and Reading Logs: documentation, standard operating procedures and archives of Facility performance records and activities;

4.	Monitoring and Record keeping includes:

•	Raw Material inventory and shipments received by shift

•	Raw material calculated usage by shift

•	Production tonnage and product specification by shift

•	Raw material efficiency (ratio of Acid : Product Sulfate and Ammonia: Product)

•	Monthly utility usage including natural gas and power

•	Monthly efficiency summary including raw materials and utilities and off-specification tonnage.

5.	Communication: daily communication interface, emergency communication procedures, and monthly reporting and performance review procedures.

Schedule C - Customer Representations and Responsibilities

Customer represents and warranties that:

1)
All equipment and process operations at the Facility have been maintained, repaired and replaced by Aqua and are currently running and in good condition and repair, and the Facility process as planned to run according to CP1 design will meet OSHA standards and has the necessary environmental permits from the State of Nevada, EPA and all other relevant regulatory agencies.

2)	All necessary OSHA procedures are up to date and in compliance, operations documentation is current and meets applicable OSHA standards.

3)	All environmental permits are in good standing (need a list of any required actions)

4)	No pending or known legal action for environmental, employment, or Intellectual Property

5)	All data supplied to Veolia is accurate and reflects the performance of the TRIC facility

6)	The process as practiced at the Facility does not infringe the intellectual property of another person or company

The Customer scope of services and responsibilities pursuant to this Agreement are specified in this schedule as follows:

1)
Establish and review with Veolia a quarterly plan to effect progress to achieve full commercialization of the CP1 process. The quarterly plan will include operations and maintenance budget to include staffing, production targets, planned maintenance events and any other issues which may affect the plant operational efficiencies.

2)
As managed and administered by Veolia, the Customer will be financially responsible for the supply of battery cores, electrical power, natural gas, potable water, sanitary/septic and raw materials including all chemicals.

3)	Provide all vehicles required to operate and maintain the facility including maintenance, lease fees, insurance and fuel.

4)	Provide access to the Facility.

5)	Provide the required Aqua Employees listed in Schedules M and N

6)	Provide, maintain and renew all permits

7)	Prepare, sign and submit all required environmental reports, permit renewals/fees, and pay any 3rd party services including audits, laboratory analysis, etc.

8)	Provide regulatory monitoring and reporting related to the Facility with input from Veolia

9)	Fund and/or perform all of the obligations of Aqua under this Agreement in a timely manner

10)	Supply of phone and internet lines.

11)	All decisions, authorizations, actions and any and all other such responsibilities including but not limited to payment for the cost(s) associated with all waste and disposal.

12)	Signed agreements from transportation companies and nearby companies to allow the shipping in of raw materials and product from the Facility via Barge, Rail or Trucks, if applicable.

13)	Pay for all laboratory supplies and equipment calibration costs.

14)	Provide any reasonable safety related capital improvements as detailed by Veolia's Safety Group or any changing Federal or State safety standards. These include but are not limited to:

Schedule D - Product Specifications

***

***Text has been omitted as confidential information pursuant to pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Schedule E - Compensation

This section summarizes the compensation to be paid to Veolia for its provision of the Services, during the Initial Term.

I.	INITIAL TERM
Veolia will supply four (4) Full Time Equivalents (FTE) to be located at the Facility and up to two (2) additional FTEs leveraged to support the operations and commercialization to achieve the Commercialization Plan.

Significant technology evaluation, travel expense, mobilization services and transition costs have been incurred by Veolia in this project over the last 12 months, and these costs will continue to be incurred and absorbed by Veolia through the Effective Date.

After Effective date, additional mobilization and employee transition expense is expected to last 6-9 months, and Veolia will be responsible for these costs.

Employee relocation, temporary living expenses, and significant travel expense will be incurred by Veolia for Veolia Employees and will be substantial starting prior to and following for many months after the Effective Date. Veolia will be responsible for all these costs related directly to Veolia Employees.

1. Veolia Sweat Equity Provisions for the Initial Term.

Veolia will be compensated by the issuance of 2,350,000 shares (“Shares”) of common stock in Aqua Metals, Inc. (“Common Stock”) delivered in eight (8) equal stock tranches (each a “Tranche”) of 293,750 shares over the two-year Interim Term period, starting with the delivery of the first Tranche on the Effective Date, and the delivery of a Tranche on the next seven (7) three-month anniversaries of the Effective Date. The number of Shares in any Tranche shall be subject to adjustment as set forth in Section 2 below.

After one year following the Effective Date, Veolia will be granted Warrants, with an expiration date of 10 years, giving Veolia the right to purchase an additional 2,000,000 shares of Common Stock at a strike price of $5.00 per share (as proportionally adjusted for stock combinations, subdivisions, and the like).

After two years following the Effective Date, Veolia will be granted Warrants, with an expiration date of 10 years, giving Veolia the right to purchase an additional 2,000,000 shares of Common Stock at a strike price of $7.00 per share (as proportionally adjusted for stock combinations, subdivisions, and the like).

Veolia will provide Aqua with instruction on where to deliver the Common Stock for the account of Veolia, which may be directed to an appropriate SEC Rule 10b5-1 plan broker account owned by Veolia.

2.    Share Adjustments.
(a)    If the Company, at any time during the Initial Term, shall issue (an “Issuance”) any shares of common stock for cash consideration, other than shares of common stock issued pursuant to a stockholder approved equity incentive plan, at a price per share (“Offering Price”) less than $2.41 (as proportionally adjusted for stock combinations, subdivisions, and the like), the number of Shares to be issued in the first Tranche following the date of the Issuance shall be adjusted upward to a share amount equal to the product of multiplying 293,750 by a fraction, the numerator of which shall be the number of shares of the common stock outstanding immediately prior to the Issuance plus the number of additional shares of common stock sold in the Issuance and the denominator of which shall be the number of shares of the common stock outstanding immediately prior to the Issuance plus the number of additional shares of common stock which the aggregate offering price of the Issuance would purchase at an offering price of $2.40 per share.
(b)    The market value of each Tranche shall not exceed $1.25 million. For purposes of determining the market value of any Tranche, the Parties shall refer to the VWAP over the twenty (20) trading days prior to the Issuance of such Tranche (“20-Day VWAP”). If the 20‑Day VWAP exceeds $4.25, then the shares issuable in the relevant Tranche shall be reduced to a Share amount equal to the quotient arrived at by dividing $1.25 million by the 20‑Day VWAP. For purposes of this subpart (b), the term “VWAP” shall mean, for any date, the price determined by the first of the following clauses that applies: (a) if the common stock is then listed on a stock exchange or trading market other than the OTC Bulletin Board or OTC Market, the daily volume weighted average price of the common stock for such date (or the nearest preceding date) on the principal stock exchange or trading market on which the common stock is then listed for trading as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); or (b) if the OTC Bulletin Board or OTC Market is the principal trading market, the volume weighted average price of the common stock for such date (or the nearest preceding date) on the OTC Bulletin Board or OTC Market; or (c) in all other cases, the fair market value of a share of common stock as determined by the Board in good faith.

Schedule F - CP1 Details, Timeline and Plans

***

***Text has been omitted as confidential information pursuant to pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Schedule G - Contractor Safety Requirements

Veolia shall prepare a site and project specific contractor safety plan which meets all State and Federal requirements for the health and safety of all Employees specifically to address minimally the following regulatory requirements:

Hazard Communication Standard-     29 CFR 1910.1200
Housekeeping-             29 CFR 1910.22 and/or 29 CFR 1926.25
Hand and Power Tools-         29 CFR 1926 Subpart I
Mechanized Equipment-         29 CFR 1926 Subpart O
Trenching and Shoring-         29 CFR 1926 Subpart P
Traffic Control-             29 CFR 1926 Subpart O
Fall Protection-             29 CFR 1926 Subpart M and/or
29 CFR 1926 Subpart XPPE- 2
9 CFR 1910 Subpart I
Lock-out/ Tag-out-             29 CFR 1910.147
Hot Work-                 29 CFR 1910 Subpart Q
Environmental-             29 CFR 1910 Subpart J
Occupational Health-             29 CFR 1910 Subpart K

The Safety plan shall include the following sections:

SAFETY AND EMERGENCY CONTACT
ACCIDENT/INCIDENT INVESTIGATION
TRAINING
OCCUPATIONAL HEALTHOCCUPATIONAL HEALTH AND SAFETY POLICY
PLANNING

•	Hazard identification, Risk Assessment and Control of Risks

•	Project Scope of Works

•	Major Work Activities

•	Hazard Management Overview

•	Legal and other requirements

•	Objectives and targets
IMPLEMENTATION

•	Responsibility and Accountability

•	Project Director

•	Project Manager

•	H&S Manager

•	Employees / Contractors

•	Training and Competency

•	Consultation, communication and reporting

•	Documentation and Data Control

•	Hazard Identification, Risk Assessment and Risk Control

•	Emergency Preparedness and Response

MONITORING AND MEASUREMENT

•	General: Inspection and Maintenance

•	Workplace Inspections

•	Inspection, testing and tagging of office Electrical Equipment and Fire Suppression

•	Systems.

•	Personal Protective Equipment

•	General Work Equipment

•	Health Surveillance

•	Incident Investigation, Corrective and Preventative Action

•	Records and Records Management

•	Occupational Health and safety Management System Auditing

•	Management Review
HAZARD SPECIFIC REQUIREMENTS

•	Lifting gear

•	Cranes

•	Preparing, erecting and dismantling of form works

•	Scaffolding, ladders and planks

•	Structural Steel Erection

•	Temporary electrical wiring and equipment

•	Trenching and Excavations

•	Use of explosives in road works

•	Fire Precautions

•	Tunneling

•	Climatic Conditions

•	Working near Water Courses

•	Storage and Handling of Chemicals
LIST OF ATTACHMENTS
DOCUMENT CONTROL SHEET
SPILL REPORTING to FDEP

Schedule H - Permits

The Permits to be provided by Customer shall include the regulatory and operational permits needed to Operate and Maintain the Facility. These include:

PERMIT	DETAILS
Air Permit	AP5051-711
Written Determination	Permit for the recycling of hazardous waste by Written Determination revision 5
Future	TBD

Schedule I - Storage and Handling Agreement Responsibilities

***

***Text has been omitted as confidential information pursuant to pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Schedule J - CP1 Plan Raw Material Specifications / Usage

***

***Text has been omitted as confidential information pursuant to pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Schedule K - Veolia Employees

On-site:

•
Veolia General Manager: Located in Reno, and will have full autonomous operating responsibility for the Management of the Facility and all Veolia responsibilities. All Veolia Employees persons will report to the Veolia General Manager, as well as all the Aqua Employees in the Contract Box and the Management Box.

•	Project Engineer(s): some will be on site and some off- site but dedicated to the project. Focus on process and maintenance.

•	Process Scientists, Process Control and Engineers: some will be on site and some off- site but dedicated to the project. Focus on process and maintenance

•	O&M Operations Professionals: Will be located on/ off site and providing support on as needed basis.

•	Administrative Support, off-site from corporate support staff;

•
Onsite Project Manager: Located in Reno and dedicated to Facility, to provide management of on-site team with all respects related to Capital Management, oversee EH&S, QA/QC, Asset Management, Operations plan.

•
Technical support, on-site dedicated and off-site from corporate support staff, including field engineers and technicians, process engineers, start-up engineering personnel, and maintenance technicians coordinated by project manager. Technical support

•	Environmental and/or health and safety support, on-site dedicated and off-site from corporate staff, as required to support health and safety program and routine audits.

Schedule L - Aqua Contract Box (58)
***

***Text has been omitted as confidential information pursuant to pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Schedule M - Aqua Management Box (23)

***

***Text has been omitted as confidential information pursuant to pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Schedule N

Coordination by Veolia and Aqua in Managing Aqua Employees

Pursuant to the Operations, Maintenance and Management Agreement, Veolia has agreed to use the services of the Aqua Employees to operate, maintain and manage the Facility. The Parties understand and acknowledge that Aqua Employees are the employees of Aqua and will continue to be subject to Aqua’s continued administration, control and supervision of Aqua’s policies and procedures, including without limitation and as applicable, employee handbooks, codes of business conduct, compliance with applicable laws, health & safety policies, environmental policies, and ethical guidelines. Notwithstanding any other provision herein, in no event shall Veolia be deemed the employer, individually or jointly, of the Aqua Employees.

All disciplinary or adverse actions with respect to any personnel managed by Veolia shall be performed: (i) by Aqua with respect to Aqua Employees in accordance with Aqua's personnel policies and Applicable Laws, based upon information and recommendations provided by Veolia, (ii) by Veolia, with respect to Veolia Employees in accordance with Veolia's personnel policies and Applicable Laws.

The parties recognize that nothing in this Agreement shall give Veolia the right to hire or fire Aqua Employees, to discipline Aqua Employees or to enforce any agreements, policies or procedures that Aqua may have with respect to Aqua Employees. Except as required to comply with this Agreement, Veolia will not enforce any agreements, policies or procedures that Aqua may have with respect to Aqua Employees.

Payment of Accrued Vacation and Sick Time Amount. In the event an Aqua Employee retires during the Term of this Agreement, Aqua shall be responsible for the cost of such retiring Aqua Employee, including the Aqua Employee's accrued vacation and sick time benefits, if any, through the Aqua Employee’s date of retirement.

Schedule O - Initial Annual Capital Budget

***

***Text has been omitted as confidential information pursuant to pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Schedule P - Initial Annual Operations and Maintenance Budget

***

***Text has been omitted as confidential information pursuant to pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Schedule Q - Initial Commercialization Plan

***

***Text has been omitted as confidential information pursuant to pursuant to Item 601(b)(10)(iv) of Regulation S-K.

Schedule R
Approval Limits of Costs, Capital, Purchasing and Contracts

The Veolia General Manager will have authority limits up to and including the limits as defined below.

Notwithstanding anything herein, all expenditures of cost and capital exceeding *** will require the approval of the Veolia General Manager and may require additional approvals as defined below in the Approval Limit Table.

Authority for any spending above these limits must be obtained prior to execution by either an Aqua officer, the OMM Steering Team, or both, as the case may be.

Table R.1 Approval Limits Table Approval Limit Item	OMM Team Authority Limit. Any spending amounts above the limits set below will require Aqua company officer authorization

All Operating and Maintenance expense, including personnel overtime, Purchases and contracts necessary to execute the Monthly Cost Budget, as defined in Commercialization Plan – except as further defined below
105% of monthly budget

Purchasing contract	***

Purchasing contract over one year	***

Purchase of any one-time expenditure, equipment or material on cost	***

Capital project authorization – single project	***

Any single capital project equipment purchase	***

***Text has been omitted as confidential information pursuant to pursuant to Item 601(b)(10)(iv) of Regulation S-K.